                                                                    Exhibit 4(a)




                              TERM CREDIT AGREEMENT


                                     BETWEEN


                             THE BANK OF NOVA SCOTIA

                             AS ADMINISTRATIVE AGENT

                                       AND

                              ROYAL BANK OF CANADA

                              AS SYNDICATION AGENT

                                       AND

                        THE FINANCIAL INSTITUTIONS LISTED
                     IN SCHEDULE A HERETO AND THEIR ASSIGNS

                                   AS LENDERS

                                       AND

                     POTASH CORPORATION OF SASKATCHEWAN INC.

                                   AS BORROWER




                                                              September 25, 2001

                                TABLE OF CONTENTS

ARTICLE 1
   1.01 DEFINED TERMS..........................................................2
   1.02 OTHER USAGES..........................................................14
   1.03 PLURAL AND SINGULAR...................................................14
   1.04 HEADINGS..............................................................14
   1.05 CURRENCY..............................................................14
   1.06 APPLICABLE LAW........................................................14
   1.07 TIME OF THE ESSENCE...................................................15
   1.08 NON-BANKING DAYS......................................................15
   1.09 CONSENTS AND APPROVALS................................................15
   1.10 AMOUNT OF OUTSTANDING ACCOMMODATION...................................15
   1.11 SCHEDULES.............................................................15
   1.12 RELIANCE ON DISCLOSURE................................................15
   1.13 EXTENSION OF CONVERSION DATE..........................................15
ARTICLE 2
   2.01 ESTABLISHMENT OF CREDIT FACILITY......................................17
   2.02 LENDERS' COMMITMENTS..................................................17
   2.03 CHANGE OF AMOUNT OF CREDIT FACILITY...................................18
   2.04 TERMINATION OF CREDIT FACILITY........................................18
ARTICLE 3
   3.01 TYPES OF ACCOMMODATIONS...............................................19
   3.02 FUNDING OF LOANS......................................................19
   3.03 FAILURE OF LENDER TO FUND LOAN........................................19
   3.04 INABILITY TO FUND U.S. DOLLAR ADVANCES IN CANADA......................20
   3.05 TIME AND PLACE OF PAYMENTS............................................21
   3.06 REMITTANCE OF PAYMENTS DUE TO LENDERS.................................21
   3.07 EVIDENCE OF INDEBTEDNESS..............................................22
   3.08 NOTICE PERIODS........................................................22
ARTICLE 4
   4.01 DRAWDOWN NOTICE.......................................................22
   4.02 ONE BORROWING.........................................................22
   4.03 FINANCING OF HOSTILE BID..............................................23
ARTICLE 5
   5.01 LIBOR LOANS...........................................................23
   5.02 ROLLOVER NOTICE.......................................................23
ARTICLE 6
   6.01 CONVERTING LOAN TO OTHER TYPE OF LOAN.................................24
   6.02 CONVERSION NOTICE.....................................................24
   6.03 ABSENCE OF NOTICE.....................................................24
   6.04 CONVERSION AFTER DEFAULT..............................................24
ARTICLE 7
   7.01 INTEREST RATES........................................................25

   7.02 CALCULATION AND PAYMENT OF INTEREST...................................25
   7.03 GENERAL INTEREST RULES................................................25
   7.04 SELECTION OF INTEREST PERIODS.........................................26
   7.05 STANDBY FEES..........................................................26
   7.06 ADJUSTMENT OF APPLICABLE MARGIN AND STANDBY FEE RATE..................26
ARTICLE 8
   8.01 CONDITIONS OF CREDIT..................................................26
   8.02 CHANGE OF CIRCUMSTANCES...............................................26
   8.03 ASSIGNMENT AS A RESULT OF CHANGE OF CIRCUMSTANCES.....................28
   8.04 INDEMNITY RELATING TO CREDITS.........................................28
   8.05 INDEMNITY FOR TRANSACTIONAL AND ENVIRONMENTAL LIABILITY...............29
   8.06 PAYMENTS FREE AND CLEAR OF TAXES......................................30
ARTICLE 9
   9.01 REPAYMENT.............................................................31
   9.02 VOLUNTARY PREPAYMENTS.................................................31
   9.03 PAYMENT NOTICE........................................................31
ARTICLE 10
   10.01 REPRESENTATIONS AND WARRANTIES.......................................32
   10.02 SURVIVAL OF REPRESENTATIONS AND WARRANTIES...........................35
ARTICLE 11
   11.01 AFFIRMATIVE COVENANTS................................................36
   11.02 PERFORMANCE OF COVENANTS BY AGENT....................................39
   11.03 RESTRICTIVE COVENANTS................................................39
ARTICLE 12
   12.01 CONDITIONS PRECEDENT TO ALL ACCOMMODATION............................40
   12.02 CONDITIONS PRECEDENT TO INITIAL ACCOMMODATION........................40
   12.03 WAIVER...............................................................42
ARTICLE 13
   13.01 EVENTS OF DEFAULT....................................................42
   13.02 REMEDIES CUMULATIVE..................................................45
   13.03 SET-OFF..............................................................45
ARTICLE 14
   14.01 APPOINTMENT AND AUTHORIZATION OF AGENT...............................46
   14.02 INTEREST HOLDERS.....................................................46
   14.03 CONSULTATION WITH COUNSEL............................................46
   14.04 DOCUMENTS............................................................46
   14.05 AGENT AS LENDER......................................................46
   14.06 RESPONSIBILITY OF AGENT..............................................46
   14.07 ACTION BY AGENT......................................................47
   14.08 NOTICE OF EVENTS OF DEFAULT..........................................47
   14.09 RESPONSIBILITY DISCLAIMED............................................47
   14.10 INDEMNIFICATION......................................................48
   14.11 CREDIT DECISION......................................................48

   14.12 SUCCESSOR AGENT......................................................48
   14.13 DELEGATION BY AGENT..................................................49
   14.14 WAIVERS AND AMENDMENTS...............................................49
   14.15 DETERMINATION BY AGENT CONCLUSIVE AND BINDING........................50
   14.16 REDISTRIBUTION OF PAYMENT............................................50
   14.17 DISTRIBUTION OF NOTICES..............................................50
ARTICLE 15
   15.01 WAIVERS..............................................................51
   15.02 NOTICES..............................................................51
   15.03 SEVERABILITY.........................................................51
   15.04 COUNTERPARTS.........................................................51
   15.05 SUCCESSORS AND ASSIGNS...............................................51
   15.06 ASSIGNMENT...........................................................51
   15.07 UNRELATED COSTS AND EXPENSES.........................................53
   15.08 ENTIRE AGREEMENT.....................................................53
   15.09 FURTHER ASSURANCES...................................................53
   15.10 JUDGMENT CURRENCY....................................................53

Schedule A - Individual Commitments
Schedule B - Compliance Certificate
Schedule C - Form of Assignment
Schedule D-1 - Opinion of Borrower's Ontario Counsel
Schedule D-2 - Opinion of Borrower's General Counsel
Schedule D-3 - Opinion of Guarantor's Delaware Counsel
Schedule E - Subsidiaries
Schedule F - Partnerships, Joint Ventures and Syndicates
Schedule G - Specific Permitted Liens
Schedule H - Additional Disclosure
Schedule I - Form of Guarantee
Schedule J - Material Litigation

                              TERM CREDIT AGREEMENT


         THIS AGREEMENT made as of the 25th day of September, 2001.

B E T W E E N:

                   THE BANK OF NOVA SCOTIA, a Canadian chartered bank

                   (herein, in its capacity as administrative agent of the Lenders, called the "Agent")

                   - and -

                   Those financial institutions listed in Schedule A hereto and those financial institutions to whom the foregoing or their respective assigns may from time to time assign an undivided interest in the Credit Facility (as defined herein) and who agree to be bound by the terms hereof as a Lender

                   (herein, in their capacities as lenders to the Borrower under the Credit Facility, collectively called the "Lenders" and individually called a "Lender")

                   - and -

                   POTASH CORPORATION OF SASKATCHEWAN INC., a corporation incorporated under the laws of the Province of Saskatchewan

                   (herein called the "Borrower").


         WHEREAS the Borrower has requested that the Lenders establish a certain term credit facility for general corporate purposes to replace a certain term credit facility under the term credit agreement dated October 4, 1996 between the Borrower, The Bank of Nova Scotia, as Agent, the Lenders named therein and certain Co-Agents named therein (as amended, the "Original Credit Agreement");

         AND WHEREAS the Lenders are prepared to provide such credit facility to the Borrower for such purposes on the terms and conditions contained herein and to concurrently cancel the Original Credit Agreement;

         NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.01 DEFINED TERMS. The following defined terms shall for all purposes of this agreement, or any amendment, substitute, supplement, replacement or addition hereto, have the following respective meanings unless the context otherwise specifies or requires or unless otherwise defined herein:

"ACCOMMODATION" means accommodation made available to the Borrower by the Lenders under the Credit Facility, in each case in the manner provided in
Section 3.01.

"ACTING JOINTLY OR IN CONCERT" shall be interpreted in the manner described in subsection 91(1) of the Securities Act (Ontario).

"AFFILIATE" shall have the meaning ascribed thereto in the Business Corporations Act (Ontario).

"AGENCY FEE AGREEMENT" means the letter agreement dated September 25, 2001 between the Borrower and BNS, as the same may be amended, modified, supplemented or replaced from time to time.

"ALTERNATE BASE RATE CANADA" means, for any particular day, the variable rate of interest per annum, calculated on the basis of a 360-day year, which is equal to the greater of (a) the Base Rate Canada for such day and (b) the aggregate of
(i) the Federal Funds Rate for such day and (ii) 1/2 of 1% per annum.

"APPLICABLE MARGIN" means, at any time, the applicable rate per annum set forth in the table below for the applicable S & P rating and the applicable Utilization Rate:

-----------------------------------------------------------------------------------------------------
 S & P'S CORPORATE CREDIT OR                               UTILIZATION RATE
   UNSECURED DEBT RATING OF
           BORROWER
-----------------------------------------------------------------------------------------------------
                                LESS THAN 1/3     MORE THAN 1/3 AND LESS THAN 2/3    MORE THAN 2/3
-----------------------------------------------------------------------------------------------------
A- or above                    .50% per annum           .575% per annum              .65% per annum
-----------------------------------------------------------------------------------------------------
BBB+                           .60% per annum           .675% per annum              .75% per annum
-----------------------------------------------------------------------------------------------------
BBB                            .70% per annum           .775% per annum              .85% per annum
-----------------------------------------------------------------------------------------------------
BBB-                           .85% per annum           .925% per annum             1.00% per annum
-----------------------------------------------------------------------------------------------------
BB+ or below or unrated       1.10% per annum          1.175% per annum             1.25% per annum
-----------------------------------------------------------------------------------------------------

"AVAILABLE ACCOMMODATION" means, at any particular time, the amount, if any, by which the amount of the Credit Facility (as such amount may be reduced from time to time pursuant to the terms hereof) at such time exceeds the aggregate amount of Accommodation outstanding at such time.

"BANKING DAY" means any day other than a Saturday or a Sunday on which banks generally are open for normal banking business in Toronto and New York and, with respect to transactions involving LIBOR Loans, on which transactions may be undertaken in the London interbank market.

"BASE RATE CANADA" means, for any particular day, the variable rate of interest per annum, calculated on the basis of a 360-day year, determined by the Agent for such day as its base rate for U.S. dollar loans made by the Agent in Canada, such base rate being a variable per annum reference rate of interest adjusted automatically upon change by the Agent.

"BASE RATE CANADA LOAN" means an Accommodation under the Credit Facility which is denominated in United States dollars and upon which interest accrues at a rate referrable to the Alternate Base Rate Canada.

"BNS" means The Bank of Nova Scotia in its individual capacity and not in its capacity as the Agent or as a Lender.

"BORROWING" means the outstanding Accommodation made available to the Borrower under the Credit Facility from time to time, subject to rollovers from time to time pursuant to Article 5 and conversions from time to time pursuant to Article 6.

"BRANCH OF ACCOUNT" means the Investment Banking Division, Loan Administration and Agency Services, 44 King Street West, Toronto, Ontario, or such other branch of the Agent located in Canada as the Borrower and the Agent may agree upon.

"CAPITAL" means, at any particular time, the aggregate of:

     (a)  Debt at such time; and

     (b)  Equity at such time.

"CODE" means the Internal Revenue Code of the United States, as amended from time to time, and any successor statute.

"COMMITMENT SHARE" means, with respect to a particular Lender at a particular time, the ratio of the Undrawn Commitment of such Lender at such time to the aggregate of the Undrawn Commitments of all of the Lenders at such time.

"COMPANIES" means the Borrower and the Subsidiaries.

"CONVERSION DATE" means September 24, 2002, as such date may be extended pursuant to Section 1.13.

"CONVERSION NOTICE" shall have the meaning ascribed thereto in Section 6.02.

"CREDIT FACILITY" means the term credit facility established by the Lenders pursuant to Section 2.01.

"DEBT" means, at any particular time, the aggregate of (without duplication):

     (a) the aggregate of the amounts which would, in accordance with generally accepted accounting principles, be classified on the consolidated balance sheet of the Borrower at such time as indebtedness for borrowed money of the Borrower and as capital leases of the Borrower (but specifically excluding Subordinated Debt); and

     (b) the aggregate indebtedness for borrowed money of entities other than the Companies to the extent guaranteed by any of the Companies at such time.

"DEFAULT" means any event which is or which, with the passage of time, the giving of notice or both, would be an Event of Default.

"DESIGNATED ACCOUNT" means an account of the Borrower maintained by the Agent at the Branch of Account for the purposes of transactions under this agreement.

"DRAWDOWN NOTICE" shall have the meaning ascribed thereto in Section 4.01.

"EBITDA" means, for any particular period, Net Income of the Borrower for such period plus, to the extent deducted in the determination of Net Income of the Borrower for such period, the aggregate of

     (a)  Interest Expense of the Borrower for such period;

     (b) consolidated income tax expenses (both current and deferred) of the Borrower (including, without limitation, those reported on the consolidated income statement of the Borrower as "provincial mining and other taxes") for such period; and

     (c) consolidated depreciation, amortization and other non-cash expenses of the Borrower for such period.

"ENVIRONMENTAL LAWS" means all applicable federal, state, provincial or local statutes, laws, ordinances, codes, rules, regulations, consent decrees and administrative orders having the force of law and relating to public health or the protection of the environment.

"EQUITY" means, at any particular time, the aggregate of (i) the amount which would, in accordance with generally accepted accounting principles, be classified upon the consolidated balance sheet of the Borrower at such time as shareholder's equity and (ii) the amount of Subordinated Debt at such time.

"EQUITY SECURITY" shall have the meaning ascribed thereto in subsection 89(1) of the Securities Act (Ontario).

"ERISA" means the Employee Retirement Income Security Act of 1974 of the United States, as amended from time to time, and any successor statute.

"ERISA AFFILIATE" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or
(c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

"ERISA EVENT" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to
Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

"EVENT OF DEFAULT" means any one of the events set forth in Section 13.01.

"EXCHANGE ACT" means the Securities Exchange Act of 1934 of the United States, as amended from time to time, and any successor statute, and the regulations promulgated thereunder.

"FEDERAL FUNDS RATE" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Banking Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Banking Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of federal funds transactions in New York City selected by the Agent.

"FEDERAL RESERVE BANK" means the Federal Reserve Bank of New York.

"FINANCIAL STATEMENTS" means the audited consolidated financial statements of the Borrower for the fiscal year ended on December 31, 2000.

"FISCAL QUARTER" means any of the three-month periods ending on the last day of March, June, September and December in each year.

"FISCAL YEAR" means any of the twelve-month periods ending on the last day of December in each year.

"FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

"GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" means generally accepted accounting principles in effect in Canada from time to time consistently applied.

"GOVERNMENTAL AUTHORITY" means any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and with respect to any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing when such corporation or entity is acting pursuant to or performing the functions of such nation, government, state, province, political subdivision or central bank.

"GUARANTEE" means a guarantee of the Obligations in the form set forth in
Schedule I, executed and delivered by the Guarantor.

"GUARANTOR" means PCS Nitrogen, Inc.

"HAZARDOUS MATERIALS" means any pollutant or contaminant or hazardous or toxic chemical, material or substance within the meaning of any applicable federal, state, provincial or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous or toxic waste, substance or material or concerning the environment or public health, all as in effect on the applicable date.

"INDIVIDUAL COMMITMENT" means, with respect to a particular Lender, the amount set forth in Schedule A attached hereto, as reduced or amended from time to time pursuant to Sections 1.13(b), 1.13(d), 2.03, 2.04, 8.03 and 15.06, as the
individual commitment of such Lender under the Credit Facility.

"INTEREST EXPENSES" of any particular Person means, for any particular period, the amount which would, in accordance with generally accepted accounting principles, be classified on the consolidated income statement of such Person for such period as gross interest expenses.

"INTEREST PERIOD" means, in the case of any LIBOR Loan, the applicable period for which interest on such Loan shall be calculated pursuant to Article 7.

"LIBOR" means, for a particular Interest Period, the interest rate per annum, calculated on the basis of a 360-day year, determined by the Agent to be (i) the arithmetic average (rounded upwards to the nearest 1/16 of 1%) of the interest rates per annum of the LIBOR Reference Lenders that appear for such Interest Period on the Telerate Screen Page 3750 for the LIBOR Reference Lenders at approximately 11:00 a.m. (London time) on the second Banking Day prior to the commencement of such Interest Period or (ii) if such rate does not appear on such Page at such time or such Page or a substitute therefor is not available at such time, the arithmetic average (rounded upwards to the nearest 1/16 of 1%) of the rates of interest per annum at which the LIBOR Reference Lenders offer deposits in United States dollars to leading banks in the London interbank market at approximately 11:00 a.m. (London time) on the second Banking Day prior to the commencement of such Interest Period, in each case for a deposit period comparable to such Interest Period and in an amount approximately equal to the amount of the LIBOR Loan to be outstanding during such Interest Period.

"LIBOR LOAN" means an Accommodation under the Credit Facility which is denominated in United States dollars and upon which interest accrues at a rate referrable to LIBOR.

"LIBOR REFERENCE LENDERS" means The Bank of Nova Scotia, Royal Bank of Canada and such other Lender as is mutually agreed to by the Agent and the Borrower.

"LIEN" means any deed of trust, mortgage, charge, hypothec, assignment, pledge, lien, vendor's privilege or other security interest or encumbrance of whatever kind or nature, regardless of form and whether consensual or arising by law (statutory or otherwise), that secures the payment of any indebtedness or liability or the observance or performance of any obligation.

"LOAN DOCUMENTS" means this agreement and the Guarantee.

"LOANS" means LIBOR Loans and Base Rate Canada Loans.

"LONG TERM DEBT" means, at any particular time, that portion of Debt at such time which would not, in accordance with generally accepted accounting principles, be considered to be current liabilities at such time.

"MAJORITY LENDERS" means (i) at any particular time that there is Accommodation outstanding hereunder, such group of Lenders which, in the aggregate, have Outstanding Accommodations which are equal to at least two-thirds of the total amount of the Outstanding Accommodations of all of the Lenders at such time or
(ii) at any particular time that there is no Accommodation outstanding hereunder, such group of Lenders which, in the aggregate, have Individual Commitments which are equal to at least two-thirds of the total amount of the Individual Commitments of all of the Lenders at such time.

"MATERIAL ADVERSE CHANGE" means any change of circumstances or any event which would have a Material Adverse Effect.

"MATERIAL ADVERSE EFFECT" means an adverse effect on the financial condition, business, assets, properties or prospects of the Borrower on a consolidated basis which, individually or as part of a series of adverse effects, would have a material adverse effect on the ability of the Borrower to perform any of its payment obligations hereunder.

"MATERIAL SUBSIDIARIES" means PCS Sales (USA) Inc., Phosphate Holding Company, Inc., PCS Finance LLC, PCS Phosphate Company, Inc., White Springs Agricultural Chemicals, Inc., White Springs Phosphate, Inc., the Guarantor and any other subsidiary of the Borrower whose book value of assets is greater than 20% of the book value of the assets of the Borrower on a consolidated basis or whose gross sales are greater than 20% of the gross sales of the Borrower on a consolidated basis.

"MATURITY DATE" means the day which is one year following the Conversion Date.

"MULTIEMPLOYER PLAN" means a multiemployer plan, within the meaning of Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

"NET INCOME" of a particular Person means, for any particular period, the amount which would, in accordance with generally accepted accounting principles, be classified on the consolidated income statement of such Person for such period as the net income after all unusual and extraordinary items other than any gains or losses on the disposition of property, plant and equipment and any non-cash writedowns of assets.

"OBLIGATIONS" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document, owing by the Borrower to the Agent and the Lenders, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

"OFFER TO ACQUIRE", "OFFEREE ISSUER" and "OFFEROR'S SECURITIES" shall each have the respective meaning ascribed thereto in subsection 89(1) of the Securities Act (Ontario).

"OFFICIAL BODY" means any national government or government of any political subdivision thereof, or any agency, authority, board, central bank, monetary authority, commission, department or instrumentality thereof, or any court, tribunal, grand jury, mediator or arbitrator, whether foreign or domestic, or any non-governmental regulating authority to the extent that the rules, regulations and orders of such body have the force of law.

"OUTSTANDING ACCOMMODATION" means, with respect to a particular Lender at a particular time, the aggregate amount of Accommodation outstanding at such time which has been made available by such Lender.

"PAYMENT NOTICE" shall have the meaning ascribed thereto in Section 9.03.

"PAYMENT SHARE" means, with respect to a particular Lender at a particular time, the ratio of Outstanding Accommodation of such Lender at such time to the aggregate of Outstanding Accommodations of all of the Lenders at such time.

"PBGC" means Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to any of its principal functions under ERISA.

"PENSION PLAN" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

"PERMITTED LIENS" means any one or more of the following with respect to the assets of the Companies:

     (a) inchoate or statutory Liens for taxes, assessments and other governmental charges or levies which are not delinquent (taking into account any relevant grace periods) or the validity of which are currently being contested in good faith by appropriate proceedings and in respect of which there shall have been set aside a reserve (segregated to the extent required by generally accepted accounting principles) in an amount which is adequate therefor;

     (b) inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of construction, maintenance, repair or operation of assets of the Companies, provided that such Liens are related to obligations not due or delinquent (taking into account any applicable grace or cure periods), are not registered as encumbrances against title to any assets of the Companies and adequate holdbacks are being maintained as required by applicable legislation or such Liens are being contested in good faith by appropriate proceedings and in respect of which there shall have been set aside a reserve (segregated to the extent required by generally accepted accounting principles) in an amount which is adequate with respect thereto and provided further that such Liens do not in the aggregate materially detract from the value of the assets of the Companies encumbered thereby or materially interfere with the use thereof in the operation of the business of the Companies;

     (c) easements, rights-of-way, servitudes, restrictions and similar rights in real property comprised in the assets of the Companies or interests therein granted or reserved to other persons, provided that such rights do not in the aggregate materially detract from the value of the assets of the Companies subject thereto or materially interfere with the use thereof in the operation of the business of the Companies;

     (d) title defects or irregularities which are of a minor nature and which do not in the aggregate materially detract from the value of the assets of the Companies encumbered thereby or materially interfere with the use thereof in the operation of the business of the Companies;

     (e) Liens incidental to the conduct of the business or the ownership of the assets of the Companies (other than those described in clauses (f) and (g) of this definition) which were not incurred in connection with the borrowing of money or the obtaining of advances or credit (including, without limitation, unpaid purchase price), and which do not in the aggregate materially detract from the value of the assets of the Companies encumbered thereby or materially interfere with the use thereof in the operation of the business of the Companies;

     (f) Liens securing appeal bonds and other similar Liens arising in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instruments serving a similar purpose;

     (g) attachments, judgments and other similar Liens arising in connection with court proceedings; provided, however, that such Liens are in existence for less than 30 days after the entry therefor or the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

     (h) the reservations, limitations, provisos and conditions, if any, (i) expressed in any original grant from the Crown of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada or (ii) expressed pursuant to the Land Titles Act (Saskatchewan);

     (i) Liens, charges or other security interests given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the Companies, provided that such Liens do not in the aggregate reduce the value of the assets of the Companies or materially interfere with the use thereof in the operation of the business of the Companies;

     (j) servicing agreements, development agreements, site plan agreements, and other agreements with governmental or public authorities pertaining to the use or development of any of the assets of the Companies, provided same are complied with including, without limitation, any obligations to deliver letters of credit and other security as required;

     (k) applicable municipal and other governmental restrictions, including municipal by-laws and regulations, affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with;

     (l) Purchase Money Obligations arising in the ordinary course of business, where "Purchase Money Obligations" means any Lien created, issued or assumed by the Companies to secure indebtedness assumed as part of, or issued or incurred to pay or provide funds to pay, all or a part of the purchase price of any property (other than the securities of any Subsidiary or of any company which becomes a Subsidiary upon such purchase), provided that such Lien is limited to the property so acquired and is created, issued or assumed substantially concurrently with the acquisition of such property;

     (m)  Liens securing industrial revenue bonds issued by the Companies;

     (n) the right reserved to or vested in any Official Body by any statutory provision, or by the terms of any lease, licence, franchise, grant or permit of any of the Companies, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

     (o)  the Liens set forth in Schedule G;

     (p) any amounts payable and obligations owing to any Person in respect of royalty interests held by such Person on the production of minerals by the Companies;

     (q) the interests of lessors pursuant to all leases, including the capital leases, under which a Company is the lessee;

     (r) Liens securing the indebtedness of companies which become Subsidiaries after the date hereof, which Liens and indebtedness are outstanding on the date the relevant company became a Subsidiary, provided that such indebtedness does not at any time exceed $75,000,000 in the aggregate;

     (s) any deemed security interest in accounts arising as a result of the securitization thereof by the transfer thereof to a securitized asset pool;

     (t) the extension, renewal or refinancing of any Permitted Lien, provided that the amount so secured does not exceed the original amount secured immediately prior to such extension, renewal or refinancing; and

     (u) Liens granted to the Agent and the Lenders to secure the indebtedness hereunder.

"PERSON" means any natural person, corporation, firm, partnership, joint venture, joint stock company, incorporated or unincorporated association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

"PLAN" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower or any of its subsidiaries sponsors or maintains or to which the Borrower or any of its subsidiaries makes, is making, or is obligated to make contributions and includes any Pension Plan.

"PROPERTY" means all of the property owned, operated or used by the Companies.

"PRO RATA SHARE" means, with respect to a particular Lender at a particular time, the ratio of the Individual Commitment of such Lender at such time to the aggregate of the Individual Commitments of all of the Lenders at such time.

"QUALIFYING BID" means a Take-Over Bid which, based on such evidence as a particular Lender, acting reasonably and in good faith, considers to be satisfactory, is or will be supported by the management and/or directors of the offeree issuer, which support continues from the date upon which the Borrower gives notice of such Take-Over Bid to the Agent pursuant to Section 4.03 to the date upon which the offeror (as defined in the definition of Take-Over Bid) takes up and pays for the voting securities or equity securities forming the subject matter of the Take-Over Bid.

"REPAYMENT AMOUNT" means the aggregate amount of Accommodation outstanding under the Credit Facility at 5:00 p.m. (Toronto time) on the Conversion Date.

"REPORTABLE EVENT" means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the thirty
(30) day notice requirement under ERISA has been waived in regulations issued by the PBGC.

"ROLLOVER NOTICE" shall have the meaning ascribed thereto in Section 5.02.

"S & P" means Standard & Poor's Rating Services and any successor thereto.

"STANDBY FEE RATE" means, at any time, the applicable rate per annum set forth in the table below opposite the applicable S & P rating:

-------------------------------------------------------------------------------
   S & P'S CORPORATE CREDIT OR           STANDBY FEE RATE
UNSECURED DEBT RATING OF BORROWER
-------------------------------------------------------------------------------
A- or above                              .10% per annum
-------------------------------------------------------------------------------
BBB+                                     .125% per annum
-------------------------------------------------------------------------------
BBB                                      .15% per annum
-------------------------------------------------------------------------------
BBB-                                     .175% per annum
-------------------------------------------------------------------------------
BB+ or below or unrated                  .25% per annum
-------------------------------------------------------------------------------

"SUBORDINATED DEBT" means, at any particular time, unsecured indebtedness of the Borrower (for greater certainty, excluding the Subsidiaries) which would otherwise be Debt but which is subordinated in writing, on terms satisfactory to the Majority Lenders acting reasonably (including, without limitation, subordination and postponement of principal repayments and restrictions on rights to accelerate and commence proceedings), to the indebtedness of the Borrower to the Agent and the Lenders hereunder.

"SUBSIDIARIES" shall have the meaning ascribed thereto in the Business Corporations Act (Ontario).

"SUBSIDIARIES" means the subsidiaries of the Borrower including, without limitation, those identified as such in Schedule E (as such Schedule is updated pursuant to Section 11.01(a)(iii)).

"TAKE-OVER BID" means an offer to acquire voting securities or equity securities of a class made by the Borrower or any subsidiary or affiliate of the Borrower alone or acting jointly in concert with any other Person (collectively, the "offeror") to any security holder of the offeree issuer, where the securities subject to the offer to acquire, together with the offeror's securities, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire, but excluding any such offer which, under the securities laws of the jurisdiction in which such offer is made, would be exempt from the formal requirements of a take-over bid.

"TANGIBLE NET WORTH" means, at any particular time, Equity at such time less the aggregate of the amounts which would, in accordance with generally accepted accounting principles, be classified on the consolidated balance sheet of the Borrower at such time as intangible assets, including, without limitation, goodwill and deferred expenses.

"TOTAL ASSETS" means, at any particular time, the amount which would, in accordance with generally accepted accounting principles, be classified on the consolidated balance sheet of the Borrower at such time as total assets.

"UNDRAWN COMMITMENT" means, with respect to a particular Lender at a particular time, the Individual Commitment of such Lender at such time less the Outstanding Accommodation of such Lender at such time.

"UNFUNDED PENSION LIABILITY" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

"U.S. DOLLAR EQUIVALENT" means as of any particular date, with reference to any amount expressed in Canadian dollars (the "Canadian Dollar Amount"), the amount expressed in United States dollars which would be required to buy the Canadian Dollar Amount using the noon spot rate of exchange for Canadian interbank transactions applied in converting United States dollars into Canadian dollars published by the Bank of Canada for such date.

"UTILIZATION RATE" means, at any particular time, the fraction obtained by dividing the amount of Accommodation outstanding under the Credit Facility at such time by the amount of the Credit Facility at such time.

"VOTING SECURITIES" shall have the meaning ascribed thereto in subsection 1(1) of the Securities Act (Ontario).

1.02 OTHER USAGES. References to "this agreement", "the agreement", "hereof", "herein", "hereto" and like references refer to this Term Credit Agreement and not to any particular Article, Section or other subdivision of this agreement. Any references herein to any agreements (including, without limitation, this agreement) or documents shall mean such agreements or documents as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

1.03 PLURAL AND SINGULAR. Where the context so requires, words importing the singular number shall include the plural and vice versa.

1.04 HEADINGS. The division of this agreement into Articles and Sections and the insertion of headings in this agreement are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

1.05 CURRENCY. Unless otherwise specified herein, all statements of or references to dollar amounts in this agreement shall mean lawful money of the United States of America.

1.06 APPLICABLE LAW. This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Any legal action or proceeding with respect to this agreement may be brought in the courts of the Province of Ontario and, by execution and delivery of this agreement, the parties hereby accept for themselves and in respect of their property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each party irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party to the address prescribed by Section 15.02, such service to become effective when received. Nothing herein shall limit the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

1.07 TIME OF THE ESSENCE. Time shall in all respects be of the essence of this agreement.

1.08 NON-BANKING DAYS. Subject to Section 7.04(c), whenever any payment to be made hereunder shall be stated to be due or any action to be taken hereunder shall be stated to be required to be taken on a day other than a Banking Day, such payment shall be made or such action shall be taken on the next succeeding Banking Day and, in the case of the payment of any amount, the extension of time shall be included for the purposes of computation of interest, if any, thereon.

1.09 CONSENTS AND APPROVALS. Whenever the consent or approval of a party hereto is required in a particular circumstance, unless otherwise expressly provided for herein, such consent or approval shall not be unreasonably withheld or delayed by such party.

1.10 AMOUNT OF OUTSTANDING ACCOMMODATION. Any reference herein to the amount of Accommodation outstanding shall mean, at any particular time, in the case of a Base Rate Canada Loan or a LIBOR Loan, the principal amount thereof.

1.11 SCHEDULES. Each and every one of the schedules which is referred to in this agreement and attached to this agreement shall form a part of this agreement.

1.12 RELIANCE ON DISCLOSURE. Where in connection with any representation or warranty or event of default, the Borrower has made a disclosure of certain facts herein, it is acknowledged by all of the parties hereto that such disclosure has been made in good faith by the Borrower and for purposes of greater certainty and that:

     (a) such disclosure is not an admission by the Borrower that such facts constitute a Material Adverse Change or Material Adverse Effect; and

     (b) the nature of such disclosure shall not be relied upon by any of the parties hereto as evidence of what constitutes a Material Adverse Change or Material Adverse Effect.

1.13 EXTENSION OF CONVERSION DATE.

     (a) The Borrower may, by written notice given to the Agent at least 60 days but not more than 90 days prior to the then current Conversion Date, request that the Conversion Date be extended to a date which is 364 days following the then current Conversion Date. Such extension shall become effective on the then current Conversion Date if, but only if, all of the Lenders notify the Agent in writing that they consent to such extension (whether such notification is provided either initially or after the completion of the procedures set forth in clauses (b), (c) and (d) below) at least 10 days prior to the then current Conversion Date, which consent may be withheld by the Lenders in their sole and absolute discretion. Any such notice to the Agent of consent to such extension which is given to the Agent more than 30 days prior to the then current Conversion Date shall be revocable by the Lender until the 30th day prior to the then current Conversion Date.

     (b) If the Borrower makes a request for an extension of the then current Conversion Date pursuant to Section 1.13(a), the Agent shall forthwith notify the Lenders of such request and each Lender shall, at least 30 days prior to the then current Conversion Date, notify the Agent as to whether or not it consents to such extension. If a group of Lenders (collectively, the "Extending Lenders" and individually, an "Extending Lender") whose Individual Commitments constitute in the aggregate at the time of such request at least 80% of the total Individual Commitments at such time have so notified the Agent that they consent to such extension (which notices have not been revoked) at least 30 days prior to the then current Conversion Date, and the remaining Lenders (collectively, the "Non-Extending Lenders" and individually, a "Non-Extending Lender") have either failed to so notify the Agent or have so notified the Agent that they do not consent to such extension at least 30 days prior to the then current Conversion Date, then the Borrower may indicate to the Agent in writing that it desires to replace the Non-Extending Lenders with one or more of the Extending Lenders, and the Agent shall then forthwith give notice to the Extending Lenders that any Extending Lender or Extending Lenders may, in the aggregate, assume all (but not part) of the Non-Extending Lenders' Individual Commitments and obligations hereunder and, in the aggregate, acquire all (but not part) of the rights of the Non-Extending Lenders hereunder (but in no event shall any Extending Lender or the Agent be obliged to so do). If one or more Extending Lenders shall so agree in writing (collectively, the "Assenting Lenders" and individually, an "Assenting Lender") with respect to such acquisition and assumption, the Individual Commitments and the rights and obligations of each such Assenting Lender hereunder shall be increased by its respective pro rata share (based on the relative Individual Commitments of the Assenting Lenders) of the Non-Extending Lenders' Individual Commitments and rights and obligations hereunder on a date no later than 20 days prior to the then current Conversion Date but otherwise mutually acceptable to the Assenting Lenders and the Borrower. On such date, the Assenting Lender shall pay to each Non-Extending Lender the advances of such Non-Extending Lender then outstanding, together with all interest accrued thereon and all other amounts owing to such Non-Extending Lender hereunder, and, upon such payment by the Assenting Lenders, such Non-Extending Lender shall cease to be a "Lender" for purposes of this agreement and shall no longer have any obligations hereunder. Upon the assumption of such Non-Extending Lender's Individual Commitment as aforesaid by an Assenting Lender, Schedule A hereto shall be deemed to be amended to increase the Individual Commitment of such Assenting Lender by the respective amounts of such assumption and to reduce the Individual Commitment of such Non-Extending Lender to nil.

     (c) If all of the Non-Extending Lenders' Individual Commitments and rights and obligations hereunder are not acquired and assumed by the Extending Lenders pursuant to Section 1.13(b), each Non-Extending Lender shall use its best efforts to sell on a timely basis (i.e., on or before a date no later than 10 days prior to the then current Conversion Date) its remaining Individual Commitment and rights and obligations hereunder to a Purchasing Lender (as defined in Section 15.06(c)) pursuant to Section 15.06(c), which Purchasing Lender is prepared to consent to the requested extension of the Conversion Date. If the Borrower identifies to a Non-Extending Lender such a specific Purchasing Lender, such Non-Extending Lender shall sell its remaining Individual Commitment and rights and obligations hereunder to such Purchasing Lender.

         (d) If no sale has been made pursuant to Section 1.13(c) by the date which is 10 days prior to the then Conversion Date, the Borrower may prepay on such date all Accommodations made available to it by each Non-Extending Lender together with all accrued and unpaid fees and interest with respect thereto (provided that, with respect to any such Accommodations which are LIBOR Loans, they may be so prepaid as they mature), whereupon the Individual Commitment of such Non-Extending Lender shall be reduced to nil and such Non-Extending Lender shall cease to be a Lender hereunder.

                                    ARTICLE 2
                                 CREDIT FACILITY

2.01 ESTABLISHMENT OF CREDIT FACILITY. Subject to the terms and conditions hereof, the Lenders hereby establish in favour of the Borrower a term credit facility (the "Credit Facility") in the amount of U.S. $650,000,000.

2.02 LENDERS' COMMITMENTS. Subject to the terms and conditions hereof, the Lenders severally agree to make Accommodation available to the Borrower under the Credit Facility from time to time provided that the aggregate amount of Accommodation to be made available by each Lender under the Credit Facility shall not at any time exceed the Individual Commitment of such Lender and further provided that the aggregate amount of Accommodation outstanding under the Credit Facility shall not at any time exceed the amount of the Credit Facility. All Accommodation requested under the Credit Facility shall be made available to the Borrower contemporaneously by all of the Lenders. Each Lender shall provide to the Borrower its Commitment Share of each Accommodation, whether such Accommodation is made available or continued, as the case may be, by way of drawdown, rollover or conversion. The number of different types of Accommodations outstanding at any time shall not exceed ten and, for such purposes, LIBOR Loans having different Interest Periods shall constitute different types of Accommodations. No Lender shall be responsible for any default by any other Lender in its obligation to provide its Commitment Share of any Accommodation nor shall the Individual Commitment of any Lender be increased as a result of any such default of another Lender. The failure of any Lender to make available to the Borrower its Commitment Share of any Accommodation shall not relieve any other Lender of its obligation hereunder to make available to the Borrower its Commitment Share of such Accommodation. Notwithstanding any other provision hereof, the Agent is authorized by the Borrower and the Lenders to allocate amongst the Lenders the LIBOR Loans to be advanced in such manner and amounts as the Agent may, in its sole and unfettered discretion acting reasonably, consider necessary, rounding up or down, so as to ensure that no Lender is required to advance a LIBOR Loan for a fraction of U.S. $100,000.

2.03 CHANGE OF AMOUNT OF CREDIT FACILITY. At 5:00 p.m. (Toronto time) on the Conversion Date, the amount of the Credit Facility shall be permanently reduced to the aggregate amount of Accommodation outstanding under the Credit Facility at such time. The amount of the Credit Facility will be permanently reduced at the time of and by the amount of each prepayment pursuant to Section 1.13(d) and each prepayment or repayment after the Conversion Date pursuant to Article 9. The Borrower may, from time to time on or prior to the Conversion Date and upon two Banking Days' notice to the Agent, reduce the amount of the Credit Facility to the extent the Credit Facility is not utilized. Upon any change in the amount of the Credit Facility (other than a reduction thereof by reason of a prepayment pursuant to Section 1.13(d)), the Individual Commitment of each Lender shall thereupon be correspondingly changed by an amount equal to such Lender's Pro Rata Share of the amount of such change in the amount of the Credit Facility.

2.04 TERMINATION OF CREDIT FACILITY. The Credit Facility shall terminate upon the earliest to occur of:

     (a)  the Maturity Date;

     (b) the termination of the Credit Facility in accordance with Section 13.01; and

     (c) the date on which the Credit Facility has been permanently reduced to zero pursuant to Section 2.03.

Upon the termination of the Credit Facility, (i) the right of the Borrower to obtain or maintain Accommodation under the Credit Facility and all of the obligations of the Lenders to make Accommodation available under the Credit Facility shall automatically terminate and (ii) the Individual Commitment of each Lender shall be reduced to nil.

                                    ARTICLE 3
                  GENERAL PROVISIONS RELATING TO ACCOMMODATIONS

3.01 TYPES OF ACCOMMODATIONS. Subject to the terms and conditions hereof, the Borrower may obtain and maintain Accommodation under the Credit Facility by way of one or more Base Rate Canada Loans and, subject to availability of LIBOR funding in the financial markets, LIBOR Loans.

3.02 FUNDING OF LOANS. Each Lender shall make available to the Agent its Commitment Share of the principal amount of each Loan under the Credit Facility prior to 11:30 a.m. (Toronto time) on the date of the Accommodation. The Agent shall, upon fulfilment by the Borrower or waiver by the Majority Lenders of the terms and conditions set forth in Article 12, make such funds available to the Borrower on the date of the Accommodation by crediting the Designated Account unless otherwise irrevocably authorized and directed in the Drawdown Notice. Unless the Agent has been notified by a Lender prior to 11:30 a.m. (Toronto time) on the date of the Accommodation that such Lender will not make available to the Agent its Commitment Share of such Loan, the Agent may assume that such Lender has made such portion of the Loan available to the Agent on the date of the Accommodation in accordance with the provisions hereof and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Agent has made such assumption, to the extent such Lender shall not have so made its Commitment Share of the Loan available to the Agent, such corresponding amount made available by the Agent shall not constitute a Loan hereunder, and the Agent shall be entitled to recover from such Lender, by way of reimbursement, such corresponding amount together with all reasonable costs incurred by the Agent in connection therewith and interest thereon (calculated at the then prevailing interbank rate for each day from the date such amount is made available to the Borrower until such amount is reimbursed to the Agent), for each day from the date such amount was made available to the Borrower until such amounts are reimbursed; provided that if the Lender fails to pay then the Borrower shall reimburse such amounts to the Agent. The amount payable by such Lender to the Agent pursuant hereto shall be set forth in a certificate delivered by the Agent to such Lender and the Borrower (which certificate shall contain reasonable details of how the amount payable is calculated) and shall constitute prima facie evidence of such amount payable. If such Lender makes the payment to the Agent required herein, the amount so paid shall constitute such Lender's Commitment Share of the Loan for purposes of this agreement and shall entitle the Lender to all rights and remedies against the Borrower in respect of such Loan. The failure of any Lender to make available to the Agent its Commitment Share of a Loan shall not relieve any other Lender of its obligation hereunder to make available to the Agent its Commitment Share of the Loan on the date of the Accommodation.

3.03 FAILURE OF LENDER TO FUND LOAN. If any Lender fails to make available to the Agent its Commitment Share of any Loan under the Credit Facility as required (such Lender being herein called the "Defaulting Lender") and the Agent has not funded pursuant to Section 3.02, the Agent shall forthwith give notice of such failure by the Defaulting Lender to the Borrower and the other Lenders and such notice shall state that any Lender may make available to the Agent all or any portion of the Defaulting Lender's Commitment Share of such Loan (but in no way shall any other Lender or the Agent be obliged to do so) in the place and stead of the Defaulting Lender. If more than one Lender gives notice that it is prepared to make funds available in the place and stead of a Defaulting Lender in such circumstances and the aggregate of the funds which such Lenders (herein collectively called the "Contributing Lenders" and individually called the "Contributing Lender") are prepared to make available exceeds the amount of the advance which the Defaulting Lender failed to make, then each Contributing Lender shall be deemed to have given notice that it is prepared to make available its pro rata share of such advance based on the Contributing Lenders' relative commitments to advance in such circumstances. If any Contributing Lender makes funds available in the place and stead of a Defaulting Lender in such circumstances, then the Defaulting Lender shall pay to any Contributing Lender making the funds available in its place and stead, forthwith on demand, any amount advanced on its behalf together with interest thereon at the then prevailing interbank rate for each day from the date of advance to the date of payment, against payment by the Contributing Lender making the funds available of all interest received in respect of the Loan from the Borrower. In addition to interest as aforesaid, the Borrower shall pay all amounts owing by the Borrower to the Defaulting Lender hereunder (with respect to the amounts advanced by the Contributing Lenders on behalf of the Defaulting Lender) to the Contributing Lenders in accordance with Section 3.04 until such time as the Defaulting Lender pays to the Agent for the Contributing Lenders all amounts advanced by the Contributing Lenders on behalf of the Defaulting Lender.

3.04 INABILITY TO FUND U.S. DOLLAR ADVANCES IN CANADA. If any Lender (the "Affected Lender") determines in good faith, which determination shall be final, conclusive and binding on the Borrower, and the Affected Lender notifies the Borrower that (i) by reason of circumstances affecting financial markets inside or outside Canada, deposits of United States dollars are unavailable to the Affected Lender in Canada, (ii) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided in the definition of LIBOR, (iii) the making or continuation of United States dollar advances in Canada has been made impracticable by the occurrence of a contingency (other than a mere increase in rates payable by the Affected Lender to fund the advance) which materially and adversely affects the funding of the advances at any interest rate computed on the basis of LIBOR, or by reason of a change in any applicable law or government regulation, guideline or order (whether or not having the force of law but, if not having the force of law, one with which a responsible bank would comply) or in the interpretation thereof by any Official Body affecting the Affected Lender or any relevant financial market, which results in LIBOR no longer representing the effective cost to the Affected Lender of deposits in such market for a relevant Interest Period, or
(iv) any change to present law or any future law, regulation, order, treaty or official directive (whether or not having the force of law but, if not having the force of law, one with which a responsible bank would comply) or any change therein or any interpretation or application thereof by any Official Body has made it unlawful for the Affected Lender to make or maintain or give effect to its obligations in respect of United States dollar advances in Canada as contemplated herein, then

     (a) the right of the Borrower to obtain any affected type of Accommodation from the Affected Lender shall be suspended until the Affected Lender determines that the circumstances causing such suspension no longer exist and the Affected Lender so notifies the Borrower;

     (b) if any affected type of Accommodation is not yet outstanding, any applicable Drawdown Notice, Rollover Notice or Conversion Notice shall be cancelled and the advance requested therein shall not be made; and

     (c) if any LIBOR Loan is already outstanding at any time when the right of the Borrower to obtain Accommodation by way of a LIBOR Loan is suspended, it shall be converted on the last day of the Interest Period applicable thereto (or on such earlier date as may be required to comply with any applicable law) to a Base Rate Canada Loan in the principal amount equal to the principal amount of the LIBOR Loan.

3.05 TIME AND PLACE OF PAYMENTS. The Borrower shall make all payments pursuant to this agreement or pursuant to any document, instrument or agreement delivered pursuant hereto by deposit to the applicable Designated Account before 12:00 noon (Toronto time) on the day specified for payment and the Agent shall be entitled to withdraw the amount of any payment due to the Agent or the Lenders from such account on the day specified for payment.

3.06 REMITTANCE OF PAYMENTS DUE TO LENDERS. Forthwith after the withdrawal from the applicable Designated Account by the Agent of any payment of principal, interest, fees, or other amounts for the benefit of the Lenders pursuant to
Section 3.05, the Agent shall, subject to Section 8.03, remit to each Lender entitled thereto, in immediately available funds, such Lender's Payment Share of such payment (or such Lender's Commitment Share of such payment in the case of standby fees, calculated on a daily average basis); provided that if the Agent, on the assumption that it will receive, on any particular date, a payment of principal (including, without limitation, a prepayment), interest, fees or other amount hereunder, remits to each Lender entitled thereto its Payment Share or Commitment Share, as the case may be, of such payment and the Borrower fails to make such payment, each of the Lenders agrees to repay to the Agent, forthwith on demand, to the extent that such amount is not recovered from the Borrower on demand and after reasonable efforts by the Agent to collect such amount (without in any way obligating the Agent to take any legal action with respect to such collection), such Lender's Payment Share or Commitment Share, as the case may be, of the payment made to it pursuant hereto together with interest thereon at the then prevailing interbank rate for each day from the date such amount is remitted to the Lenders until the date such amount is paid or repaid to the Agent, the exact amount of the repayment required to be made by the Lenders pursuant hereto to be as set forth in a certificate delivered by the Agent to each Lender, which certificate shall constitute prima facie evidence of such amount of repayment.

3.07 EVIDENCE OF INDEBTEDNESS. The Agent shall open and maintain accounts wherein the Agent shall record the amount and type of Accommodation outstanding, each advance and each payment of principal and interest on account of each Loan and all other amounts becoming due to and being paid to the Lenders or the Agent hereunder. The Agent's accounts constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrower to the Lenders and the Agent hereunder.

3.08 NOTICE PERIODS. Each Drawdown Notice, Rollover Notice, Conversion Notice and Payment Notice shall be given to the Agent:

     (a) prior to 11:30 a.m. (Toronto time) on the third Banking Day prior to the date of a drawdown of, rollover of, conversion into, conversion of, conversion into, repayment of or prepayment of a LIBOR Loan; and

     (b) prior to 11:30 a.m. (Toronto time) on the second Banking Day prior to the date of any other drawdown, rollover, conversion, repayment or prepayment.


                                    ARTICLE 4
                                    DRAWDOWN

4.01 DRAWDOWN NOTICE. Provided that all of the applicable conditions precedent set forth in Article 12 have been fulfilled by the Borrower or waived by the Majority Lenders and subject to Section 4.03, the Borrower may have Accommodation made available to it under the Credit Facility from time to time prior to the Conversion Date by giving to the Agent an irrevocable notice ("Drawdown Notice") in accordance with Section 3.08 and specifying

     (a)  the date such Accommodation is to be made available;

     (b) whether such Accommodation is to be made available by way of LIBOR Loan or Base Rate Canada Loan;

     (c) the principal amount of the Loan, and, in the case of any LIBOR Loan, the Interest Period with respect thereto;

     (d) the details of any irrevocable authorization and direction with respect to the disbursement of the proceeds of such drawdowns; and

     (e) confirmation that the conditions precedent set out in Section 12.01 have been fulfilled.

4.02 ONE BORROWING. For greater certainty, there shall only be one Borrowing under the Credit Facility after the Conversion Date. Rollovers of Accommodations pursuant to Article 5 and conversions from one type of Accommodation to another pursuant to Article 6 represent variations only in the terms of the outstanding Borrowing that is a continuous obligation.

4.03 FINANCING OF HOSTILE BID. If the Borrower wishes to have an Accommodation made available to it under the Credit Facility for the purpose of financing a Take-Over Bid, the Borrower shall deliver to the Agent a written notice ("Take-Over Bid Notice") thereof at least 10 days prior to the date on which it gives to the Agent a Drawdown Notice requesting such Accommodation. Such Take-Over Bid Notice shall include the details of such Take-Over Bid and any evidence that such Take-Over Bid is a Qualifying Bid. As soon as possible but in any event within 3 days of the giving of the Take-Over Bid Notice, each Lender shall, acting reasonably and in good faith, determine whether or not it considers the Take-Over Bid to be a Qualifying Bid and shall so notify the Agent and the Borrower and, if the Lender so determines that the Take-Over Bid is not a Qualifying Bid, the Lender shall, in such notice, elect whether or not it wishes to fund its Commitment Share of such drawdown. Notwithstanding any other provisions hereof, if any Lender so determines that the Take-Over Bid is not a Qualifying Bid and elects not to fund its Commitment Share of the drawdown, such Lender shall not be required to fund its Commitment Share of such drawdown and the drawdown shall be reduced accordingly.


                                    ARTICLE 5
                                    ROLLOVERS

5.01 LIBOR LOANS. Provided that the Borrower has, by giving notice to the Agent in accordance with Section 5.02, requested the Lenders to continue to make Accommodation available by way of LIBOR Loan at the end of the then outstanding Interest Period, each Lender shall, at the end of such Interest Period, continue to make Accommodation available to the Borrower by way of LIBOR Loan (without a further advance of funds to the Borrower) for the Interest Period specified in the Rollover Notice and in the principal amount equal to the principal amount of the outstanding LIBOR Loan to the extent it was made available by such Lender.

5.02 ROLLOVER NOTICE. The notice to be given to the Agent pursuant to Section
5.01 ("Rollover Notice") shall be irrevocable, shall be given in accordance with
Section 3.08 and shall specify:

     (a)  the expiry date of the Interest Period of the outstanding LIBOR Loan;

     (b)  the principal amount of the LIBOR Loan;

     (c)  the new Interest Period of the LIBOR Loan; and

     (d) confirmation that the conditions precedent set out in Section 12.01 have been fulfilled.

                                    ARTICLE 6
                                   CONVERSIONS

6.01 CONVERTING LOAN TO OTHER TYPE OF LOAN. Provided that the Borrower has, by giving notice to the Agent in accordance with Section 6.02, requested that all or a portion of an outstanding Loan of a particular type be converted into another type of Loan, each Lender shall, on the date of conversion (which, in the case of the conversion of all or a portion of an outstanding LIBOR Loan, shall be the last day of the Interest Period of such Loan), continue to make Accommodation available to the Borrower by way of the type of Loan into which the outstanding Loan or a portion thereof is converted (without a further advance of funds to the Borrower) in the aggregate principal amount equal to the principal amount of the outstanding Loan or the portion thereof which is being converted to the extent it was made available by such Lender.

6.02 CONVERSION NOTICE. The notice to be given to the Agent pursuant to Section
6.01 ("Conversion Notice") shall be irrevocable, shall be given in accordance with Section 3.08 and shall specify:

     (a)  the type of Loan to be converted;

     (b)  the date on which the conversion is to take place;

     (c) the principal amount of the Loan or the portion thereof which is to be converted;

     (d) the type and amount of the Loan into which the outstanding Loan is to be converted;

     (e) if outstanding Accommodation is to be converted into a LIBOR Loan, the applicable Interest Period; and

     (f) confirmation that the conditions precedent set out in Section 12.01 have been fulfilled.

6.03 ABSENCE OF NOTICE. In the absence of a Rollover Notice or Conversion Notice within the appropriate time periods referred to herein, a LIBOR Loan at the end of its Interest Period shall be automatically converted to a Base Rate Canada Loan as though a notice to such effect had been given in accordance with Section 6.02.

6.04 CONVERSION AFTER DEFAULT. If an Event of Default has occurred and is continuing at 10:00 a.m. (Toronto time) on the third Banking Day prior to the last day of the Interest Period of a LIBOR Loan, the Agent may, with the approval of the Majority Lenders and upon notice to the Borrower, convert such LIBOR Loan to a Base Rate Canada Loan as though a notice to such effect had been given in accordance with Section 6.02.

                                    ARTICLE 7
                                INTEREST AND FEES

7.01 INTEREST RATES. The Borrower shall pay to the Lenders, in accordance with
Section 3.08, interest on the outstanding principal amount from time to time of each such Loan at the rate per annum equal to:

     (a) the Alternate Base Rate Canada in the case of each Base Rate Canada Loan; and

     (b)  LIBOR plus the Applicable Margin in the case of each LIBOR Loan.

After the Conversion Date, the Applicable Margin shall increase by 0.15% per annum.

7.02 CALCULATION AND PAYMENT OF INTEREST.

     (a) Interest on the outstanding principal amount from time to time of each LIBOR Loan and Base Rate Canada Loan shall accrue from day to day from and including the date on which Accommodation is made available by way of such Loan to but excluding the date on which such Loan is repaid in full (both before and after maturity and before and after judgment) and shall be calculated on the basis of the actual number of days elapsed divided by 360.

     (b)  Accrued interest shall be paid,

          (i) in the case of interest on Base Rate Canada Loans, monthly in arrears on the last Banking Day of each calendar month; and

          (ii) in the case of interest on LIBOR Loans, on the last day of the applicable Interest Period and, where the Interest Period is longer than three months, every three months after the beginning of such Interest Period.

7.03 GENERAL INTEREST RULES.

     (a) For the purposes hereof, whenever interest is calculated on the basis of a year of 360 days, each rate of interest determined pursuant to such calculation expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360.

     (b)  Interest on each Loan shall be payable in United States dollars.

     (c) If the Borrower fails to pay any principal, interest, fee or other amount of any nature payable by it hereunder on the due date therefor, the Borrower shall pay to the Lenders to whom such amount is due interest on such overdue amount in the same currency as such overdue amount is payable from and including such due date to but excluding the date of actual payment

(as well after as before judgment) at the rate per annum, calculated and compounded monthly, which is equal to the Alternate Base Rate Canada plus 1%.

7.04 SELECTION OF INTEREST PERIODS. With respect to each LIBOR Loan, the Borrower shall specify in the Drawdown Notice, Rollover Notice or Conversion Notice, the duration of the Interest Period provided that:

     (a) Interest Periods for LIBOR Loans shall have a duration of one, two, three, six, nine or twelve months and shall end on or before the Maturity Date;

     (b) the first Interest Period for a LIBOR Loan shall commence on and include the day on which Accommodation is made available by way of such Loan and each subsequent Interest Period applicable thereto shall commence on and include the date of the expiry of the immediately preceding Interest Period applicable thereto; and

     (c) if any Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless such next succeeding Banking Day falls in the next calendar month, in which case such Interest Period shall be shortened to end on the immediately preceding Banking Day.

7.05 STANDBY FEES. Upon the first Banking Day immediately following the completion of each Fiscal Quarter and upon the termination of the Credit Facility pursuant to Section 2.04, the Borrower shall pay to the Lenders, in arrears, a standby fee, calculated and accruing daily from the date of the execution and delivery of this agreement at the rate per annum, calculated on the basis of a year of 365 days or 366 days in the case of a leap year, equal to the Standby Fee Rate on the Available Accommodation during such Fiscal Quarter. Such standby fee shall be non-refundable and shall be fully earned when due.

7.06 ADJUSTMENT OF APPLICABLE MARGIN AND STANDBY FEE RATE. The Applicable Margin and the Standby Fee Rate shall be adjusted on, and any such adjustment shall be effective as of, the Banking Day immediately following any announcement, change, or withdrawal of S & P's corporate credit or debt rating of the Borrower which results in a different Applicable Margin or Standby Fee Rate being applicable.


                                    ARTICLE 8
                 RESERVE, CAPITAL, INDEMNITY AND TAX PROVISIONS

8.01 CONDITIONS OF CREDIT. The obtaining or maintaining of Accommodation hereunder shall be subject to the terms and conditions contained in this Article 8.

8.02 CHANGE OF CIRCUMSTANCES.

     (a) If, after the date hereof, the introduction of or any change in or in the interpretation of, or any change in its application to any Lender of, any law or any regulation or guideline issued by any Official Body, including, without limitation, any reserve or special deposit requirement or any tax (other than tax on a Lender's general income) or any capital requirement, has, due to a Lender's compliance, the effect, directly or indirectly, of (i) increasing the cost to such Lender of performing its obligations hereunder; (ii) reducing any amount received or receivable by such Lender hereunder or its effective return hereunder or on its capital; or (iii) causing such Lender to make any payment or to forego any return based on any amount received or receivable by such Lender hereunder, then the Lender shall deliver to the Borrower a certificate setting out the reason for and the calculation of the relevant amount and, upon demand from time to time, the Borrower shall pay such amount as shall compensate such Lender for any such cost, reduction, payment or foregone return (but no earlier than the amount to which it pertains would have been required to be paid hereunder) provided that the Borrower shall be obligated under this Section 8.02(a) to compensate such Lender for capital adequacy requirements measured against its outstanding obligations hereunder only to the extent such capital adequacy requirements are in excess of the capital adequacy requirements as of the date hereof. Any certificate of a Lender in respect of the foregoing will be conclusive and binding upon the Borrower, except for manifest error, provided that such Lender shall determine the amounts owing to it in good faith using any reasonable averaging and attribution methods.

     (b) Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to seek additional amounts from the Borrower pursuant to Section 8.02(a), it will use reasonable efforts to make, fund or maintain the affected Accommodation through another lending office or take such other actions as it deems appropriate if as a result thereof the additional moneys which would otherwise be required to be paid in respect of such Accommodation pursuant to
Section 8.02(a) would be reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Accommodation through such other lending office or the taking of such other actions would not otherwise adversely affect such Accommodation or such Lender and would not, in such Lender's sole discretion, be commercially unreasonable.

     (c) Notwithstanding Section 8.02(a), the Borrower shall not be liable to compensate a Lender for any such cost, reduction, payment or foregone return:

          (i) resulting from any law, regulation or guideline now in effect or of which such Lender has received actual notice as of the date hereof and which will take effect during the term of this agreement;

          (ii) occurring more than 60 days before receipt by the Borrower of the certificate described in Section 8.02(a); or

          (iii) if such compensation is not being claimed as a general practice from customers of such Lender who by agreement are liable to pay such or similar compensation.

In determining the amount of compensation payable by the Borrower under Section 8.02(a), such Lender shall use all reasonable efforts to minimize the compensation payable by the Borrower including, without limitation, using all reasonable efforts to obtain refunds or credits in the ordinary course of its business, and any compensation paid by the Borrower which is later determined not to have been properly payable or in respect of which a refund, credit or compensation has been received shall forthwith be reimbursed by such Lender to the Borrower.

8.03 ASSIGNMENT AS A RESULT OF CHANGE OF CIRCUMSTANCES. If any Lender but not all of the Lenders seeks additional compensation pursuant to Section 8.02(a) (the "Affected Lender"), then the Borrower may indicate to the Agent in writing that it desires the Affected Lender to be replaced with one or more of the other Lenders, and the Agent shall then forthwith give notice to the other Lenders that any Lender or Lenders may, in the aggregate, assume all (but not part) of the Affected Lender's Individual Commitment and obligations hereunder and acquire all (but not part) of the rights of the Affected Lender and assume all (but not part) of the obligations of the Affected Lender under each of the other agreements and instruments delivered pursuant hereto (but in no event shall any other Lender or the Agent be obliged to do so). If one or more Lenders shall so agree in writing (herein collectively called the "Assenting Lenders" and individually called an "Assenting Lender") with respect to such acquisition and assumption, the Individual Commitment and the obligations of such Assenting Lender under this agreement and the rights and obligations of such Assenting Lender under each of the other agreements and instruments delivered pursuant hereto shall be increased by its respective pro rata share (based on the relative Individual Commitments of the Assenting Lenders) of the Affected Lender's Outstanding Accommodation and Individual Commitment and obligations under this agreement and rights and obligations under each of the other agreements and instruments delivered pursuant hereto on a date mutually acceptable to the Assenting Lenders and the Borrower. On such date, the Assenting Lenders shall pay to the Affected Lender the amount of the outstanding Accommodations which it has made available to the Borrower and the Affected Lender shall cease to be a "Lender" for purposes of this agreement and shall no longer have any obligations hereunder. Upon the assumption of the Affected Lender's Individual Commitment as aforesaid by an Assenting Lender, Schedule A hereto shall be deemed to be amended to increase the Individual Commitment of such Assenting Lender by the respective amounts of such assumption. If there are no Assenting Lenders, the Borrower may designate to the Agent by written notice a Canadian chartered bank which is not a Lender and, for all purposes of this
Section 8.03, such bank shall be the sole Assenting Lender.

8.04 INDEMNITY RELATING TO CREDITS. Upon notice from the Agent to the Borrower (which notice shall be accompanied by a detailed calculation of the amount to be paid by the Borrower), the Borrower shall pay to the Agent or the Lenders such amount or amounts as will compensate the Agent or the Lenders for any loss, cost or expense incurred by them in the liquidation or redeposit of any funds acquired by the Lenders to fund or maintain any portion of a LIBOR Loan as a result of:

     (a) the failure of the Borrower to borrow or make repayments on the dates specified under this agreement or in any notice from the Borrower to the Agent; or

     (b) the repayment or prepayment of any amounts on a day other than the payment dates prescribed herein or in any notice from the Borrower to the Agent.

8.05 INDEMNITY FOR TRANSACTIONAL AND ENVIRONMENTAL LIABILITY.

     (a) The Borrower hereby agrees to indemnify, exonerate and hold the Agent and each Lender and each of their respective officers, directors and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all claims, demands, actions, causes of action, suits, losses, costs (including, without limitation, all documentary, recording, filing, mortgage or other stamp taxes or duties), charges, liabilities and damages, and expenses in connection therewith (irrespective of whether such Indemnified Party is a party to the action for which indemnification hereunder is sought), and including, without limitation, reasonable legal fees and out of pocket disbursements (collectively, in this Section 8.05(a), the "Indemnified Liabilities"), paid, incurred or suffered by the Indemnified Parties or any of them as a result of, or arising out of, or relating to (i) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Accommodation obtained hereunder, or (ii) the execution, delivery, performance or enforcement of this agreement and any instrument, document or agreement executed pursuant hereto, except for any such Indemnified Liabilities that a court of competent jurisdiction determined arose on account of the relevant Indemnified Party's gross negligence or willful misconduct.

     (b) Without limiting the generality of the indemnity set out in Section 8.05(a), the Borrower hereby further agrees to indemnify, exonerate and hold the Indemnified Parties free and harmless from and against any and all claims, demand, actions, causes of action, suits, losses, costs, charges, liabilities and damages, and expenses in connection therewith, including, without limitation, reasonable legal fees and out of pocket disbursements, of any and every kind whatsoever (collectively, in this Section 8.05(b), the "Indemnified Liabilities"), paid, incurred or suffered by the Indemnified Parties or any of them for, with respect to, or as a direct or indirect result of, (i) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, any Property of any Hazardous Material or (ii) the breach or violation of any Environmental Law by any of the Companies, except for any such Indemnified Liabilities that a court of competent jurisdiction determined arose on account of the relevant Indemnified Party's gross negligence or willful misconduct.

     (c) All obligations provided for in this Section 8.05 shall survive any termination of the Credit Facilities or this agreement and shall not be reduced or impaired by any investigation made by or on behalf of the Agent or any of the Lenders.

     (d) The Borrower hereby agrees that, for the purposes of effectively allocating the risk of loss placed on the Borrower by this Section 8.05, the Agent and each of the Lenders shall be deemed to be acting as the agent or trustee on behalf of and for the benefit of its officers, directors and agents.

     (e)  If, for any reason, the obligations of the Borrower pursuant to this
Section 8.05 shall be unenforceable, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each obligation that is permissible under applicable law, except to the extent that a court of competent jurisdiction determines such obligations arose on account of the gross negligence or willful misconduct of any Indemnified Party.

8.06 PAYMENTS FREE AND CLEAR OF TAXES. The Borrower hereby agrees, in favour of the Agent and each Lender that:

     (a) Any and all payments made by the Borrower under or pursuant to this agreement or any agreement or instrument delivered pursuant hereto shall be made free and clear of, and without deduction for, any and all present or future taxes, levies, imposts, deductions, charges, fees, duties or withholding or other charges of any nature imposed by any taxing authority, whether domestic or foreign, and all liabilities with respect thereto, imposed as a consequence of the making of any payment under or pursuant to this agreement or any agreement or instrument delivered pursuant hereto excluding, in the case of the Agent or any Lender, taxes imposed on its net income or capital taxes or receipts and franchise taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to the Agent or any Lender under or pursuant to this agreement or any agreement or instrument delivered pursuant hereto, the sum so payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.06) the Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.

     (b) The Borrower hereby indemnifies and holds harmless the Agent and each Lender for the full amount of Taxes, and for any incremental Taxes due to the Borrower's failure to remit to the Agent and the Lenders the required receipts or other required documentary evidence or due to the Borrower's failure to pay any Taxes when due to the appropriate taxing authority (including, without limitation, any taxes imposed by any jurisdiction on amounts payable under this Section 8.06) which are paid by the Agent or any Lender, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or taxes were correctly or legally assessed. The Agent or any Lender who pays any Taxes or taxes shall promptly notify the Borrower of such payment and, if such payment was made pursuant to an incorrect or illegal assessment, shall reasonably cooperate with the Borrower, at the expense of the Borrower, in any dispute of such assessment. Payment pursuant to this indemnification shall be made within 30 days from the date the Agent or such Lender, as the case may be, makes written demand therefor.

     (c) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 8.06 shall survive the repayment of the outstanding Accommodation hereunder and the termination of the Credit Facility or this agreement.

     (d) Notwithstanding any other provision hereof, any Lender which is not a resident of Canada for the purpose of the Income Tax Act (Canada) shall not be entitled to the benefits of Section 8.05(a), (b) and (c) to the extent they relate to withholding tax on payments to be made by the Borrower to such Lender.


                                    ARTICLE 9
                            REPAYMENT AND PREPAYMENTS

9.01 REPAYMENT. The Borrower shall repay to the Lenders the balance of the outstanding Accommodation under the Credit Facility on the Maturity Date. Amounts which are repaid as aforesaid may not be reborrowed.

9.02 VOLUNTARY PREPAYMENTS.

     (a) Subject to Section 9.03, the Borrower shall be entitled, at its option, to prepay all or any portion of the Accommodation under the Credit Facility which is outstanding by way of Loan at any time provided that Section
8.04 shall be complied with in connection with any such prepayment.

     (b) Amount which are prepaid pursuant to this Section 9.02 prior to the Conversion Date may be reborrowed. Amounts which are prepaid pursuant to this
Section 9.02 on or after the Conversion Date may not be reborrowed.

9.03 PAYMENT NOTICE. The Borrower shall give written notice ("Payment Notice") to the Agent of each repayment pursuant to Section 9.01 and each voluntary prepayment pursuant to Section 9.02. Such notice shall be irrevocable, shall be given in accordance with Section 3.08 and shall specify:

     (a)  the date on which the repayment or prepayment is to take place; and

     (b)  the manner in which the repayment or prepayment is to be effected.

                                   ARTICLE 10
                         REPRESENTATIONS AND WARRANTIES

10.01 REPRESENTATIONS AND WARRANTIES. To induce the Lenders and the Agent to enter into this agreement and to make Accommodation available to the Borrower hereunder from time to time, the Borrower hereby represents and warrants to the Lenders and the Agent, as at the date hereof and, with respect to Sections 10.01(e) to (h), as at the date of each drawdown pursuant to Article 4, each rollover pursuant to Article 5 and each conversion pursuant to Article 6 and as at the last day of each Fiscal Quarter, as follows and acknowledges and confirms that the Lenders and the Agent are relying upon such representations and warranties in executing this agreement and in making Accommodation available hereunder:

     (a) STATUS AND POWER. The Borrower is a corporation duly incorporated and organized and validly subsisting in good standing under the laws of the Province of Saskatchewan. Each of the Material Subsidiaries (other than PCS Finance LLC) is a corporation duly incorporated and organized and validly subsisting in good standing under the laws of its jurisdiction of incorporation as set forth in Schedule E. PCS Finance LLC is a limited liability company validly subsisting under the laws of the State of Delaware. The Borrower and each of the Material Subsidiaries is duly qualified, registered or licensed in all jurisdictions where such qualification, registration or licensing is required. The Borrower and each of the Material Subsidiaries has all requisite corporate capacity, power and authority to own, hold under licence or lease its properties and to carry on its business as now conducted. The Borrower has all requisite corporate capacity, power and authority to enter into and carry out the transactions contemplated by this agreement.

     (b) AUTHORIZATION AND ENFORCEMENT. All necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance by the Borrower of this agreement. The Borrower has duly executed and delivered this agreement. This agreement is a legal, valid and binding obligation of the Borrower enforceable against the Borrower by the Agent and the Lenders in accordance with its terms, subject to the qualifications contained in the opinion of the Borrower's counsel delivered pursuant to Section 12.02(d)(vii).

     (c) COMPLIANCE WITH OTHER INSTRUMENTS. The execution, delivery and performance by the Borrower of this agreement and the consummation of the transactions contemplated herein do not conflict with, result in any breach or violation of, or constitute a default under the terms, conditions or provisions of the charter or constating documents or by-laws of, or any unanimous shareholder agreement relating to, the Borrower or of any law, regulation, judgment, decree or order binding on or applicable to the Borrower or to which its property is subject or of any material agreement, lease, licence, permit or other instrument to which the Borrower is a party or is otherwise bound or by which the Borrower benefits or to which its property is subject and do not require the consent or approval of any Official Body or any other party.

     (d) FINANCIAL STATEMENTS. The Financial Statements were prepared in accordance with generally accepted accounting principles and no Material Adverse Change has occurred since December 31, 2000. The balance sheets contained in the Financial Statements fairly present the consolidated financial condition of the Borrower as at the respective dates thereof and the statements of income contained in the Financial Statements fairly present the consolidated results of operations of the Borrower during the respective fiscal periods covered thereby.

     (e) LITIGATION. There are no actions, suits, inquiries, claims or proceedings (whether or not purportedly on behalf of any of the Companies) which have been commenced against or affecting any of the Companies before any Official Body which could reasonably be expected to have a Material Adverse Effect other than as disclosed in Schedule J.

     (f) OUTSTANDING DEFAULTS. No event has occurred which constitutes or which, with the giving of notice, lapse of time or both, would constitute a default under or in respect of any agreement, undertaking or instrument to which any of the Companies is a party or to which its property or assets may be subject, where such default could reasonably be expected to have a Material Adverse Effect, other than as disclosed in Schedule H.

     (g)  ERISA COMPLIANCE. Except as specifically disclosed in Schedule H:

          (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto or an application for such a letter will be made on or before December 31, 2001 and nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

          (ii) There are no pending or threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (iii) (A) No ERISA Event has occurred or is reasonably expected to occur; (B) no Pension Plan has any Unfunded Pension Liability;
                (C) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (D) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (E) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     (h)  ENVIRONMENTAL COMPLIANCE.

          (i) The Property (including underlying groundwater) has, since the date of its acquisition by the applicable Company, been owned, operated and used in compliance with all Environmental Laws except where such failure could not reasonably be expected to have a Material Adverse Effect.

          (ii) There are no actions or proceedings which have been commenced in connection with an alleged violation of any Environmental Law by any Company which could reasonably be expected to have a Material Adverse Effect.

          (iii) There have been no releases of Hazardous Materials at, on or under the Property in violation of Environmental Law where such releases could reasonably be expected to have a Material Adverse Effect.

          (iv) Each of the Companies has been issued and is in compliance with all permits, certificates, approvals, licenses and other authorizations required under any Environmental Laws to own its properties and assets and to carry on its businesses except where such non-issuance or noncompliance could not reasonably be expected to have a Material Adverse Effect.

     (i) CORPORATE NAME. The corporate name of the Borrower as it appears in its articles of incorporation is Potash Corporation of Saskatchewan Inc.

     (j) INTER-CORPORATE RELATIONSHIPS. The share ownership of each of the Subsidiaries is as set forth in Schedule E (as such Schedule is updated pursuant to Section 11.01(a)(iii)).

     (k) SUBSIDIARIES AND PARTNERSHIPS. There are no subsidiaries of the Borrower other than the Subsidiaries. The jurisdiction of incorporation of each of the Subsidiaries is as set forth in Schedule E (as such Schedule is updated pursuant to Section 11.01(a)(iii)). None of the companies is, directly or indirectly, a member of or participant in any partnership, joint venture or syndicate other than as described in Schedule F (as such Schedule is updated pursuant to Section 11.01(a)(iii)).

     (l) REGULATION U OR X. None of the Companies is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Accommodation made hereunder shall be used for a purpose which violates, or would be inconsistent with, Regulation U or X of the Board of Governors of the Federal Reserve System.

10.02 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Borrower contained in Section 10.01 shall survive the execution and delivery of this agreement and shall continue (with reference to the actual dates at which such representations and warranties are made) until all outstanding Accommodation hereunder has been repaid and the Credit Facilities have been terminated notwithstanding any investigation made at any time by or on behalf of the Agent or any of the Lenders.

                                   ARTICLE 11
                                    COVENANTS

11.01 AFFIRMATIVE COVENANTS. The Borrower hereby covenants and agrees with the Agent and the Lenders that, until all outstanding Accommodation hereunder has been repaid in full and the Credit Facility has been terminated, and unless the Agent with the approval of the Majority Lenders otherwise expressly consents in writing:

     (a) FINANCIAL REPORTING. The Borrower shall furnish the Agent with the following documents, statements and reports:

          (i) within 120 days after the end of each Fiscal Year, a copy of the audited consolidated financial statements of the Borrower with respect thereto and the auditors' report thereon;

          (ii) within 120 days after the end of each Fiscal Year, a copy of the unaudited unconsolidated financial statements of each Material Subsidiary with respect thereto;

          (iii) within 120 days after the end of each Fiscal Year, an updated Schedule E, an updated Schedule F and an updated list of the Material Subsidiaries, each certified by a senior officer of the Borrower to be true and correct as of the date thereof;

          (iv) within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a copy of the unaudited consolidated financial statements of the Borrower with respect thereto;

          (v) within 120 days after the end of each Fiscal Year and within 60 days after the end of each Fiscal Quarter, a duly executed and completed compliance certificate, in the form attached as Schedule B hereto, evidencing compliance with the terms of this agreement; and

          (vi) such additional financial or operating reports or statements as the Agent on the instructions of the Majority Lenders may, from time to time, reasonably require.

     (b) CORPORATE EXISTENCE. Except as expressly permitted in Section 11.03(b), the Borrower shall, and shall cause each of the Material Subsidiaries to, maintain its corporate existence in good standing and shall, and shall cause each of the Subsidiaries to, qualify and remain duly qualified to carry on business and own property in each jurisdiction in which such qualification is necessary to the extent that a failure to so qualify could reasonably be expected to have a Material Adverse Effect.

     (c) CONDUCT OF BUSINESS. The Borrower shall, and shall cause each of the Subsidiaries to, conduct its business in such a manner so as to comply in all respects with all laws and regulations, so as to observe and perform all its obligations under leases, licences and agreements necessary for the proper conduct of its business and so as to preserve and protect its property and assets and the earnings, income and profits therefrom (including, without limitation, Environmental Laws and laws relating to the discharge, spill, disposal or emission of Hazardous Materials) to the extent that such non-compliance, non-observance or non-performance could reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each of the Subsidiaries to, obtain and maintain all material licenses, certificates of approval, consents, registrations, permits, government approvals, franchises, authorizations and other rights necessary for the operation of its business to the extent that a failure to do so could reasonably be expected to have a Material Adverse Effect.

     (d) USE OF PROCEEDS. The Borrower shall apply all of the proceeds of the drawdowns pursuant to Section 4.01 to general corporate purposes.

     (e) LONG TERM DEBT TO EBITDA. The Borrower shall maintain or cause to be maintained the ratio of Long Term Debt as at the last day of each Fiscal Quarter to EBITDA for the four consecutive Fiscal Quarters ending on such day in a ratio of less than or equal to 3.5 to 1.

     (f) DEBT TO CAPITAL. The Borrower shall at all times maintain or cause to be maintained the ratio of Debt to Capital in a ratio of less than or equal to 0.55 to 1.

     (g) TANGIBLE NET WORTH. The Borrower shall at all times maintain or cause to be maintained Tangible Net Worth in an amount greater than or equal to $1,250,000,000.

     (h) INSURANCE. The Borrower shall, and shall cause each of the Material Subsidiaries to, maintain insurance with respect to its properties and business against loss or damage of the kind customarily insured against by companies engaged in the same or similar business, of such types and in such amounts as are customarily carried under such circumstances by such other companies.

     (i) TAXES. The Borrower shall, and shall cause each of the Material Subsidiaries to, file all tax returns and tax reports required by law to be filed by it and pay all material taxes, rates, government fees and dues levied, assessed or imposed upon it and upon its property or assets or any part thereof, as and when the same become due and payable (save and except when and so long as the validity of any such taxes, rates, fees, dues, levies, assessments or imposts is being contested in good faith by appropriate proceedings and adequate reserves are being maintained in accordance with generally accepted accounting principles), and the

          Borrower shall deliver to the Agent, when requested, written evidence of such filings and payments.

     (j) REIMBURSEMENT OF EXPENSES. The Borrower shall reimburse the Agent, on demand, for all reasonable out-of-pocket costs, charges and expenses incurred by or on behalf of the Agent (including, without limitation, travel costs and the reasonable fees and out-of-pocket disbursements of its counsel) in connection with:

          (i) the development, negotiation, preparation, execution, delivery, interpretation and enforcement of this agreement and all other documentation ancillary to the completion of the transactions contemplated hereby and any amendments hereto or thereto and any waivers of any provisions hereof or thereof (whether or not consummated or entered into);

          (ii)  the syndication of the Credit Facility; and

          (iii) any lien search fees relating to the transactions contemplated hereby;

          and the Borrower may contest the reasonableness of such costs, charges and expenses in good faith.

     (k) BOOKS AND RECORDS. The Borrower shall, and shall cause each of the Subsidiaries to, keep proper books of account and records covering all its business and affairs on a current basis, make full, true and correct entries in all material respects of their transactions in such books, set aside on their books from their earnings all such proper reserves as required by generally accepted accounting principles and permit representatives of the Agent to inspect such books of account, records and documents and to make copies therefrom during reasonable business hours and upon reasonable notice and to discuss the affairs, finances and accounts of the Companies with the officers of the Companies and their auditors during reasonable business hours and upon reasonable notice.

     (l) ENVIRONMENTAL MATTERS. The Borrower shall, as soon as practicable and in any event within 30 days, notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries from an Official Body relating to the condition of the facilities and properties of the Companies or compliance with Environmental Laws, which claims, complaints, notices or inquiries relate to matters which would have, or may reasonably be expected to have, a Material Adverse Effect, and shall, and shall cause each of the Subsidiaries to, proceed diligently to resolve any such claims, complaints, notices or inquiries relating to compliance with Environmental Laws and provide such information and certifications which the Agent may reasonably request from time to time to evidence compliance with this provision.

     (m) NOTICE OF DEFAULT OR EVENT OF DEFAULT. Upon the occurrence of a Default or an Event of Default, the Borrower shall promptly deliver to the Agent a notice specifying the nature and date of occurrence of such Default or Event of Default and the action which the Borrower proposes to take with respect thereto.

11.02 PERFORMANCE OF COVENANTS BY AGENT. The Agent may, on the instructions of the Majority Lenders and upon notice by the Agent to the Borrower, perform any covenant of the Borrower under this agreement which the Borrower fails to perform or cause to be performed and which the Agent is capable of performing, including any covenants the performance of which requires the payment of money, provided that the Agent shall not be obligated to perform any such covenant on behalf of the Borrower (unless so instructed by the Majority Lenders) and no such performance by the Agent shall require the Agent to further perform the Borrower's covenants or shall operate as a derogation of the rights and remedies of the Agent or the Lenders under this agreement or as a waiver of such covenant by the Agent or the Lenders. Any amounts paid by the Agent as aforesaid shall be reimbursed by the Lenders in their Pro Rata Shares and shall be repaid by the Borrower to the Agent on behalf of the Lenders on demand.

11.03 RESTRICTIVE COVENANTS. The Borrower hereby covenants and agrees with the Agent and the Lenders that, until all outstanding Accommodation hereunder has been repaid in full and the Credit Facility has been terminated, and unless the Agent with the approval of the Majority Lenders otherwise expressly consents in writing:

     (a) ENCUMBRANCES. The Borrower shall not, and shall not suffer or permit any of the Subsidiaries to, enter into or grant, create, assume or suffer to exist any Lien affecting any of its property, assets or undertaking, save and except only for the Permitted Liens.

     (b) CORPORATE EXISTENCE. The Borrower shall not change its jurisdiction of incorporation except that it may continue under the Canada Business Corporations Act. The Borrower shall not, and shall not suffer or permit any of the Material Subsidiaries to, take part in any amalgamation, merger, winding-up, dissolution, capital or corporate reorganization or similar proceeding or arrangement, except that any of them may amalgamate or merge with any Subsidiary which is a direct or indirect wholly-owned subsidiary of the Borrower and any Material Subsidiary may wind up into any other Subsidiary or the Borrower if it is a direct wholly-owned subsidiary of the entity or entities into which it is winding up and any of them may transfer any or all of its assets to any Subsidiary which is a direct or indirect wholly-owned subsidiary of the Borrower.

     (c) CHANGE IN OPERATIONS. The Borrower shall not materially change the nature or conduct of its consolidated operations as carried on as at the date hereof.

     (d) DISPOSITION OF ASSETS. During any Fiscal Year, the aggregate net book value of the assets disposed of by the Companies (including any disposition by reason of an expropriation of such assets but excluding any disposition of inventory in the ordinary course of business) shall not exceed 25% of Total Assets as at the last day of the immediately preceding Fiscal Year. Notwithstanding the foregoing but for greater certainty, the disposition of assets as a result of the securitization of assets shall only be included in the foregoing calculation if the assets are transferred to create a securitized asset pool or to increase the overall size of a securitized asset pool but not if the assets are transferred to replenish a depleting securitized asset pool.

     (e) DEBT OF SUBSIDIARIES. Debt of the Subsidiaries (other than the Guarantor) shall not at any time exceed $250,000,000 in the aggregate. Debt attributable to the Guarantor shall not at any time exceed $340,000,000.


                                   ARTICLE 12
                      CONDITIONS PRECEDENT TO ACCOMMODATION

12.01 CONDITIONS PRECEDENT TO ALL ACCOMMODATION. The obligation of the Lenders to make Accommodation available under the Credit Facility (whether by drawdown, rollover or conversion) is subject to fulfilment of the following conditions precedent at the time such Accommodation is made available:

     (a) no Event of Default has occurred and is continuing or would arise immediately after giving effect to or as a result of such Accommodation;

     (b) the Borrower shall have complied with the requirements of Article 4, 5 or 6, as the case may be, in respect of the relevant Accommodation; and

     (c) the representations and warranties of the Borrower contained in Sections 10.01(e) to (h) shall be true and correct in all material respects on the date such Accommodation is made available as if such representations and warranties were made on such date.

12.02 CONDITIONS PRECEDENT TO INITIAL ACCOMMODATION. The obligation of the Lenders to make Accommodation available under the Credit Facility for the first time is subject to fulfilment of the following conditions precedent at the time such Accommodation is made available:

     (a) no Default has occurred or is continuing or would arise immediately after giving effect to or as a result of such Accommodation;

     (b) the Borrower shall have complied with the requirement of Article 4 in respect of such Accommodation;

     (c)  the representations and warranties of the Borrower contained in
          Section 10.01 shall be true and correct in all material respects on the date such Accommodation is made available as if such representations and warranties were made on such date;

     (d)  the Agent has received, in form and substance satisfactory to the
          Agent:

          (i) a duly certified resolution of the board of directors of the Borrower authorizing the Borrower to execute, deliver and perform its obligations under this agreement;

          (ii) a certificate of a senior officer of the Borrower setting forth specimen signatures of the individuals authorized to sign this agreement on behalf of the Borrower;

          (iii) a duly certified resolution of the board of directors of the Guarantor authorizing the Guarantor to execute, deliver and perform its obligations under the Guarantee;

          (iv) a certificate of a senior officer of the Guarantor setting forth specimen signatures of the individuals authorized to sign the Guarantee on behalf of the Guarantor;

          (v) a certificate of a senior officer of the Borrower certifying that, to the best of his knowledge after due inquiry, no Default has occurred and is continuing or would arise immediately after giving effect to or as a result of such Accommodation;

          (vi) insurance binders, certificates of insurance and statements of coverage with respect to the insurance referred to in Section 11.01(h);

          (vii) all duly completed current account documentation which is required to open the Designated Account;

          (viii) an opinion of the Borrower's Ontario counsel in substantially the form of Schedule D-1 hereto;

          (ix) an opinion of the General Counsel of the Borrower in substantially the form of Schedule D-2 hereto;

          (x) an opinion of the Guarantor's Delaware counsel in substantially the form of Schedule D-3 hereto; and

              (xi) an opinion of the Agent's counsel with respect to such matters as may be reasonably required in connection with the transactions hereunder;

     (e) the Borrower has executed and delivered the Agency Fee Agreement and all fees payable thereunder shall have been paid by the Borrower to BNS;

     (f)  the Guarantor has executed and delivered the Guarantee;

     (g)  there has not occurred a Material Adverse Change; and

     (h) there has not occurred, in the sole and absolute judgment of the Agent, a material adverse change in the financial markets in Canada.

12.03 WAIVER. The terms and conditions of Sections 12.01 and 12.02 are inserted for the sole benefit of the Agent and the Lenders. The Agent, insofar as it relates to Section 12.02(g), and otherwise the Agent with the approval of the Majority Lenders, may waive such terms and conditions in whole or in part, with or without terms or conditions, in respect of any Accommodation, without prejudicing their right to assert them in whole or in part in respect of any other Accommodation.


                                   ARTICLE 13
                              DEFAULT AND REMEDIES

13.01 EVENTS OF DEFAULT. Upon the occurrence of any one or more of the following events, unless expressly waived in writing by the Majority Lenders:

     (a)  a breach of Section 9.01;

     (b) the non-payment of any amount due hereunder (other than the repayment pursuant to Section 9.01) within five Banking Days after notice of non-payment has been given to the Borrower by the Agent;

     (c) the commencement by the Borrower or a Material Subsidiary of proceedings for its dissolution, liquidation or winding up or for the suspension of its operations except as permitted under Section 11.03(b);

     (d) the commencement by any person (other than the Companies) of proceedings for the dissolution, liquidation or winding-up of, or for the suspension of the operations of, the Borrower or a Material Subsidiary unless such proceedings are dismissed or stayed within 20 Banking Days of the commencement thereof;

     (e)  the Borrower or any Material Subsidiary:

          (i) admits its inability to pay its debts generally as they become due or fails to pay its debts generally as they become due;

          (ii) files an assignment or petition in bankruptcy or a petition to take advantage of any insolvency statute;

          (iii) makes an assignment for the benefit of its creditors;

          (iv) consents to the appointment of a receiver, trustee, sequestrator or other custodian of the whole or any part of its assets;

          (v) files a petition, notice or answer seeking a reorganization, proposal, arrangement, adjustment or composition under applicable bankruptcy laws or any other applicable law or statute; or

          (vi) is adjudged by a court having jurisdiction a bankrupt or insolvent, or a decree or order of a court having jurisdiction is entered for the appointment of a receiver, liquidator, trustee or assignee in bankruptcy with such decree or order remaining in force and undischarged or unstayed for a period of 30 days;

     (f) any representation or warranty made by any of the Companies in any Loan Document or in any other document, agreement or instrument delivered pursuant hereto or referred to herein proves to have been incorrect when made or furnished except to the extent that the circumstances giving rise to this Event of Default are cured within 10 Banking Days of the occurrence thereof;

     (g) a writ, execution, attachment or similar process is issued or levied against all or any portion of the property or assets of the Borrower or any Material Subsidiary in connection with any judgment against the Borrower or any Material Subsidiary in an amount exceeding Cdn. $40,000,000 or the U.S. Dollar Equivalent thereof and such writ, execution, attachment or similar process is not released, bonded, satisfied, discharged, vacated or stayed within thirty days after its entry, commencement or levy;

     (h) the breach or failure of due observance or performance by the Borrower of any of Sections 11.01(e), (f) or (g) or 11.03(d);

     (i) the breach or failure of due observance or performance by the Borrower of any covenant or provision of this agreement other than those heretofore or hereafter dealt with in this Section 13.01, or the breach or failure of due observance or performance by any of the Companies of any covenant or provision of any other document, agreement or instrument delivered pursuant hereto or referred to herein (including, without limitation, the Guarantee and the Agency Fee

          Agreement), which is not remedied within 10 Banking Days after written notice to do so has been given by the Agent to the Borrower;

     (j) one or more encumbrancers, lienors or landlords take possession of property or assets of the Borrower or any Material Subsidiary in respect of a claim in excess of Cdn. $40,000,000 or the U.S. Dollar Equivalent thereof or attempt to enforce their security or other remedies against any part of the property or assets of the Borrower or any Material Subsidiary in respect of a claim in excess of Cdn. $40,000,000 or the U.S. Dollar Equivalent thereof and such possession or enforcement is not released, bonded, satisfied, discharged, vacated or stayed within thirty days after its entry, commencement or levy;

     (k) other than as disclosed in Schedule H, an event of default (after the expiry of all applicable grace periods) under any one or more agreements, indentures or instruments under which the Borrower or any Material Subsidiary has outstanding Debt in excess of Cdn. $40,000,000 or the U.S. Dollar Equivalent thereof shall happen and be continuing without being cured or discharged by repayment, or any Debt of the Borrower or any Material Subsidiary in excess of Cdn. $40,000,000 or the U.S. Dollar Equivalent thereof which is payable on demand is not paid on demand;

     (l) this agreement is determined by a court of competent jurisdiction not to be valid and enforceable by the Agent and the Lenders against the Borrower, and this agreement has not been replaced by a valid and enforceable document which is prepared by the Agent and presented to the Borrower and is equivalent in effect and commercial terms (where possible) to this agreement (other than its validity and enforceability) and is executed and delivered by the Borrower within thirty days following such presentment;

     (m) the Guarantee is determined by a court of competent jurisdiction not to be valid and enforceable by the Agent and the Lenders against the Guarantor, and the Guarantee has not been replaced by a valid and enforceable document which is prepared by the Agent and presented to the Borrower and is equivalent in effect and commercial terms (where possible) to the Guarantee (other than its validity and enforceability) and is executed and delivered by the Guarantor within thirty days following such presentment;

     (n) any ERISA Affiliate shall fail to pay when due an amount or amounts aggregating in excess of the U.S. Dollar Equivalent of Cdn. $40,000,000 which it shall have become liable to pay under Section 4062, 4063 or 4064 of ERISA; or notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any ERISA Affiliate, any plan administrator or any combination of the foregoing if such termination would result in a Material Adverse Effect; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Plan, if such action by the PBGC would result in a Material Adverse Effect; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more ERISA Affiliates to incur a current annual payment obligation in excess of U.S. Dollar Equivalent of Cdn. $40,000,000; or

     (o) any Person alone or acting jointly in concert with any other Person owns more than one-third of the outstanding voting securities of the Borrower;

the Agent, by notice to the Borrower and subject to Section 14.08, may terminate the Credit Facility and may declare all indebtedness of the Borrower to the Lenders pursuant to this agreement to be immediately due and payable whereupon all such indebtedness shall immediately become and be due and payable (provided, however, that the Credit Facility shall terminate and all such indebtedness of the Borrower to the Lenders shall automatically become due and payable, without notice of any kind, upon the occurrence of an event described in clause (c), (d) or (e) above).

13.02 REMEDIES CUMULATIVE. The Borrower expressly agrees that the rights and remedies of the Agent and the Lenders under this agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by the Agent or any of the Lenders of any right or remedy for a default or breach of any term, covenant or condition in this agreement does not waive, alter, affect or prejudice any other right or remedy to which the Agent or such Lender may be lawfully entitled for the same default or breach. Any waiver by the Agent with the approval of the Majority Lenders of the strict observance, performance or compliance with any term, covenant or condition of this agreement is not a waiver of any subsequent default and any indulgence by the Lenders with respect to any failure to strictly observe, perform or comply with any term, covenant or condition of this agreement is not a waiver of the entire term, covenant or condition or any subsequent default.

13.03 SET-OFF. In addition to any rights now or hereafter granted under applicable law, and not by way of limitation of any such rights, after the occurrence of an Event of Default which is continuing, the Agent and each Lender is authorized, without notice to the Borrower or to any other person, any such notice being expressly waived by the Borrower, to set-off, appropriate and apply any and all deposits, matured or unmatured, general or special, and any other indebtedness at any time held by or owing by the Agent or such Lender, as the case may be, to or for the credit of or the account of the Borrower against and on account of the obligations and liabilities of the Borrower which are due and payable to the Agent or such Lender, as the case may be, under this agreement.

                                   ARTICLE 14
                                    THE AGENT

14.01 APPOINTMENT AND AUTHORIZATION OF AGENT. Each Lender hereby appoints and authorizes, and hereby agrees that it will require any assignee of any of its interests herein (other than the holder of a participation in its interests herein) to appoint and authorize the Agent to take such actions as agent on its behalf and to exercise such powers hereunder as are delegated to the Agent by such Lender by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers, employees or agents shall be liable to any of the Lenders for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its own gross negligence or wilful misconduct and each Lender hereby acknowledges that the Agent is entering into the provisions of this Section
14.01 on its own behalf and as agent and trustee for its directors, officers, employees and agents.

14.02 INTEREST HOLDERS. The Agent may treat each Lender set forth in Schedule A hereto or the person designated in the last notice delivered to it under Section
15.06 as the holder of all of the interests of such Lender hereunder.

14.03 CONSULTATION WITH COUNSEL. The Agent may consult with legal counsel selected by it as counsel for the Agent and the Lenders and shall not be liable for any action taken or not taken or suffered by it in good faith and in accordance with the advice and opinion of such counsel.

14.04 DOCUMENTS. The Agent shall not be under any duty to the Lenders to examine, enquire into or pass upon the validity, effectiveness or genuineness of this agreement or any instrument, document or communication furnished pursuant to or in connection herewith and the Agent shall, as regards the Lenders, be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

14.05 AGENT AS LENDER. With respect to those portions of the Credit Facility made available by it, the Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Agent. The Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower and its affiliates and persons doing business with the Borrower and/or any of its affiliates as if it were not the Agent and without any obligation to account to the Lenders therefor.

14.06 RESPONSIBILITY OF AGENT. The duties and obligations of the Agent to the Lenders hereunder are only those expressly set forth herein. The Agent shall not have any duty to the Lenders to investigate whether a Default or an Event of Default has occurred. The Agent shall, as regards the Lenders, be entitled to assume that no Default or Event of Default has occurred and is continuing unless the Agent has actual knowledge or has been notified by the Borrower of such fact or has been notified by a Lender that such Lender considers that a Default or Event of Default has occurred and is continuing, such notification to specify in detail the nature thereof.

14.07 ACTION BY AGENT. The Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it on behalf of the Lenders by and under this agreement; provided, however, that the Agent shall not exercise any rights under Section 13.01 or expressed to be on behalf of or with the approval of the Majority Lenders without the request, consent or instructions of the Majority Lenders. Furthermore, any rights of the Agent expressed to be on behalf of or with the approval of the Majority Lenders shall be exercised by the Agent upon the request or instructions of the Majority Lenders. Subject to the foregoing, the Agent shall incur no liability to the Lenders hereunder with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its gross negligence or wilful misconduct. The Agent shall in all cases be fully protected in acting or refraining from acting hereunder in accordance with the instructions of the Majority Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders. In respect of any notice by or action taken by the Agent hereunder, the Borrower shall at no time be obliged to enquire as to the right or authority of the Agent to so notify or act.

14.08 NOTICE OF EVENTS OF DEFAULT. In the event that the Agent shall acquire actual knowledge or shall have been notified of any Default or Event of Default, the Agent shall promptly notify the Lenders and shall take such action and assert such rights under Section 13.01 of this agreement as the Majority Lenders shall request in writing and the Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Majority Lenders shall fail for five Banking Days after receipt of the notice of any Default or Event of Default to request the Agent to take such action or to assert such rights in respect of such Default or Event of Default, the Agent may, but shall not be required to, and subject to subsequent specific instructions from the Majority Lenders, take such action or assert such rights (other than rights under Section
13.01 of this agreement and other than giving an express waiver of any Default or any Event of Default) as it deems in its discretion to be advisable for the protection of the Lenders except that, if the Majority Lenders have instructed the Agent not to take such action or assert such rights, in no event shall the Agent act contrary to such instructions unless required by law to do so.

14.09 RESPONSIBILITY DISCLAIMED. The Agent shall be under no liability or responsibility whatsoever as agent hereunder:

     (a) to the Borrower or any other person as a consequence of any failure or delay in the performance by, or any breach by, any Lender or Lenders of any of its or their obligations hereunder;

     (b) to any Lender or Lenders as a consequence of any failure or delay in performance by, or any breach by, the Borrower of any of its obligations hereunder; or

     (c) to any Lender or Lenders for any statements, representations or warranties herein or in any other documents contemplated hereby or in any other information provided pursuant to this agreement or any other documents contemplated hereby or for the validity, effectiveness, enforceability or sufficiency of this agreement or any other document contemplated hereby.

14.10 INDEMNIFICATION. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower) pro rata according to the Pro Rata Share of each of them from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this agreement or any other document contemplated hereby or any action taken or omitted by the Agent under this agreement or any document contemplated hereby, except that no Lender shall be liable to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Agent.

14.11 CREDIT DECISION. Each Lender represents and warrants to the Agent that:

     (a) in making its decision to enter into this agreement and to make its Commitment Share of Accommodation available to the Borrower, it is independently taking whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrower and that it has made an independent credit judgment without reliance upon any information furnished by the Agent; and

     (b) so long as any portion of the Credit Facility is being utilized by the Borrower, it will continue to make its own independent evaluation of the financial condition and affairs of the Borrower.

14.12 SUCCESSOR AGENT. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving 30 days written notice thereof to the Lenders. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent who shall be one of the Lenders unless none of the Lenders wishes to accept such appointment. If no successor Agent shall have been so appointed and shall have accepted such appointment by the time of such resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank listed in
Schedule 1 to the Bank Act (Canada) which has an office in Toronto. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Agent (in its capacity as Agent but not in its capacity as a Lender) and the retiring Agent shall be discharged from its duties and obligations hereunder (in its capacity as Agent but not in its capacity as a Lender). After any retiring Agent's resignation or removal hereunder as the Agent, provisions of this Article 14 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

14.13 DELEGATION BY AGENT. With the prior approval of the Majority Lenders, the Agent shall have the right to delegate any of its duties or obligations hereunder as Agent to any affiliate of the Agent so long as the Agent shall not thereby be relieved of such duties or obligations.

14.14 WAIVERS AND AMENDMENTS.

     (a) Subject to Sections 14.14(b), (c) and (d), any term, covenant or condition of this agreement may only be amended with the consent of the Borrower and the Majority Lenders or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Majority Lenders and in any such event the failure to observe, perform or discharge any such covenant, condition or obligation, so amended or waived (whether such amendment is executed or such consent or waiver is given before or after such failure), shall not be construed as a breach of such covenant, condition or obligation or as a Default or Event of Default.

     (b) Notwithstanding Section 14.14(a), without the prior written consent of each Lender, no such amendment or waiver shall:

          (i) increase the amount of the Credit Facility or the amount of the Individual Commitment of any Lender (other than as contemplated in Sections 1.13, 2.03, 8.03 and 15.06);

          (ii)   extend the Maturity Date or the time for the payment under
                 Section 9.01;

          (iii) extend the time for the payment of the interest on any Loan, forgive any portion of principal thereof, reduce the stated rate of interest thereon or amend the requirement of pro rata application of all amounts received by the Agent in respect thereof (other than payments pursuant to Section 1.13(d));

          (iv) change the percentage of the Lenders' requirement to constitute the Majority Lenders or otherwise amend the definition of Majority Lenders;

          (v)    reduce the stated amount of any fees to be paid pursuant to
                 Article 7 of this agreement;

          (vi)   permit any subordination of the indebtedness hereunder;

          (vii) release or discharge, in whole or in part, the liability or obligations of the Guarantor under the Guarantee;

          (viii) alter the terms of any provision hereof to the extent that such provision provides for the consent or approval of all of the Lenders to any action or course of action; or

          (ix)   alter the terms of this Section 14.14.

     (c) Without the prior written consent of the Agent, no amendment to or waiver of Sections 14.01 through 14.13 or any other provision hereof to the extent it affects the rights or obligations of the Agent shall be effective.

     (d) Notwithstanding Sections 14.14(a) and (b), an amendment of the Agency Fee Agreement shall only require the consent of the Borrower and the Agent and compliance therewith may be waived by the Agent alone.

14.15 DETERMINATION BY AGENT CONCLUSIVE AND BINDING. Any determination to be made by the Agent on behalf of or with the approval of the Lenders or the Majority Lenders under this agreement shall be made by the Agent in good faith and, if so made, shall be binding on all parties, absent manifest error.

14.16 REDISTRIBUTION OF PAYMENT. If a Lender shall receive payment of a portion of the aggregate amount of principal and interest due to it hereunder which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due hereunder (having regard to the respective Payment Shares of the Lenders), the Lender receiving such proportionately greater payment shall purchase a participation (which shall be deemed to have been done simultaneously with receipt of such payment) in that portion of the aggregate outstanding Accommodation of the other Lender or Lenders under the Credit Facility so that the respective receipts shall be pro rata to their respective participation in the Accommodations under the Credit Facility; provided, however, that if all or part of such proportionately greater payment received by such purchasing Lender shall be recovered from the Borrower, such purchase shall be rescinded and the purchase price paid for such participation shall be returned by such selling Lender or Lenders to the extent of such recovery, but without interest.

14.17 DISTRIBUTION OF NOTICES. With respect to each notice which is delivered to the Agent hereunder on behalf of certain of or all of the Lenders, the Agent shall provide a copy of such notice to each of such Lenders no later than 5:00 p.m. (Toronto time) on the date it is received by the Agent if such date is a Banking Day and it is received by the Agent prior to noon (Toronto time) on such date; otherwise, the Agent shall provide a copy of such notice to each of such Lenders within one Banking Day of receipt by the Agent. With respect to each other document which is delivered to the Agent hereunder on behalf of certain of or all of the Lenders, the Agent shall provide a copy of such document to each of such Lenders within one Banking Day of receipt by the Agent.

                                   ARTICLE 15
                                  MISCELLANEOUS

15.01 WAIVERS. No failure or delay by the Agent, the Lenders or the Majority Lenders in exercising any remedy, right or power hereunder or otherwise shall operate as a waiver thereof, except a waiver which is specifically given in writing by the Agent, and no single or partial exercise of any power, right or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other power, right or privilege.

15.02 NOTICES. Subject to Section 1.06, all notices, demands and other communications provided for herein shall be in writing and shall be personally delivered to an officer or other responsible employee of the addressee or sent by telefacsimile, charges prepaid, at or to the applicable addresses or telefacsimile numbers, as the case may be, set opposite the party's name on the signature page hereof (in the case of the Borrower and the Agent) or set forth in Schedule A hereto (in the case of the Lenders) or at or to such other address or addresses or telefacsimile number or numbers as any party hereto may from time to time designate to the other parties in such manner. Any communication which is personally delivered as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Banking Day and such delivery was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of delivery. Any communication which is transmitted by telefacsimile as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such date is a Banking Day and such transmission was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of transmission.

15.03 SEVERABILITY. Any provision hereof which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

15.04 COUNTERPARTS. This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument binding upon the parties hereto and their respective successors and permitted assigns.

15.05 SUCCESSORS AND ASSIGNS. This agreement shall enure to the benefit and shall be binding upon the parties hereto and their respective successors and permitted assigns.

15.06 ASSIGNMENT.

     (a) Neither this agreement nor the benefit hereof may be assigned by the Borrower.

     (b) Subject to five Banking Days' prior written notice to the Borrower and consultation with the Borrower during such period, a Lender may at any time sell to one or more other persons ("Participants") participating interests in any Accommodation outstanding hereunder, any commitment of the Lender hereunder or any other interest of the Lender hereunder. In the event of any such sale by a Lender of a participating interest to a Participant, the Lender's obligations under this agreement to the Borrower shall remain unchanged, the Lender shall remain solely responsible for the performance thereof and the Borrower shall continue to be obligated to the Lender in connection with the Lender's rights under this agreement. The Borrower agrees that if amounts outstanding under this agreement are due and unpaid, or shall have been declared to be or shall have become due and payable further to the occurrence of an Event of Default, or any Default which might mature into an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this agreement to the same extent as if the amount of its participating interest were owing directly to it as the Lender under this agreement. The Borrower also agrees that each Participant shall be entitled to the benefits of Section 8.06 with respect to its participation hereunder; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Section than the Lender would have been entitled to receive in respect of the amount of the participation transferred by the Lender to such Participant had no such transfer occurred.

     (c) Subject to obtaining the prior written consent of the Borrower (which consent shall not be unreasonably withheld), a Lender may at any time sell all or any part of its rights and obligations hereunder to one or more persons ("Purchasing Lenders") for an aggregate amount exceeding U.S. $20,000,000 in the case of a partial sale. Notwithstanding the preceding sentence, a Lender may sell all or any part of its rights and obligations hereunder to a Purchasing Lender without the consent of the Borrower (i) for so long as an Event of Default has occurred and is continuing, or (ii) if the Purchasing Lender is another Lender. Upon such sale, the Lender shall, to the extent of such sale, be released from its obligations hereunder and each of the Purchasing Lenders shall become a party hereto to the extent of the interest so purchased. Any such assignment by a Lender shall not be effective unless and until such Lender has paid to the Agent an assignment fee in the amount of $2,500 for each Purchasing Lender (except where the Purchasing Lender is an affiliate or a branch of such Lender), unless and until the assignee has executed an instrument substantially in the form of Schedule C hereto whereby such assignee has agreed to be bound by the terms hereof as a Lender and has agreed to a specific Individual Commitment and a specific address and telefacsimile number for the purpose of notices as provided in Section 15.02 and unless and until a copy of a fully executed copy of such instrument has been delivered to each of the Agent and the Borrower. Upon any such assignment becoming effective, Schedule A hereto shall be deemed to be amended to include the assignee as a Lender with the specific Individual Commitment, address and telefacsimile number as aforesaid and the Individual Commitment of the Lender making such assignment shall be deemed to be reduced by the amount of the Individual Commitment of the assignee. The Borrower also agrees that each Purchasing Lender shall be entitled to the benefits of Article 8 with respect to its purchase hereunder.

     (d) The Borrower authorizes the Agent and the Lenders to disclose to any Participant or Purchasing Lender (each, a "Transferee") and any prospective Transferee and authorizes each of the Lenders to disclose to any other Lender any and all financial information in their possession concerning the Borrower which has been delivered to them by or on behalf of the Borrower pursuant to this agreement or which has been delivered to them by or on behalf of the Borrower in connection with their credit evaluation of the Borrower prior to becoming a party to this agreement, so long as any such Transferee agrees not to disclose any confidential, non-public information to any person other than its non-brokerage affiliates, employees, accountants or legal counsel, unless required by law.

15.07 UNRELATED COSTS AND EXPENSES. The Borrower shall not be responsible for any failure by the Agent to distribute funds received by the Agent from the Borrower among the Lenders in accordance with their respective interests or for any costs incurred by the Agent or any Lender by reason of any such failure by the Agent or by reason of any dispute which may arise between the Agent and any one or more of the Lenders or for any costs or expenses incurred by any Lender or Participant or Purchasing Lender in connection with the utilization of the provisions of Section 15.06.

15.08 ENTIRE AGREEMENT. This agreement and the agreements referred to herein and delivered pursuant hereto constitute the entire agreement between the parties hereto and supersede any prior agreements, commitment letters, undertakings, declarations, representations and understandings, both written and verbal, in respect of the subject matter hereof.

15.09 FURTHER ASSURANCES. The Borrower shall from time to time and at all times hereafter, upon every reasonable request of the Agent, make, do, execute, and deliver or cause to be made, done, executed and delivered all such further acts, deeds, assurances and things as may be necessary in the opinion of the Agent for more effectually implementing and carrying out the true intent and meaning of this agreement or any agreement delivered pursuant thereto as the Agent may from time to time request, in form and substance satisfactory to the Agent.

15.10 JUDGMENT CURRENCY.

     (a) If, for the purpose of obtaining or enforcing judgment against the Borrower in any court in any jurisdiction, it becomes necessary to convert into a particular currency (such currency being hereinafter in this Section 15.10 referred to as the "Judgment Currency") an amount due in another currency (such other currency being hereinafter in this Section 15.10 referred to as the "Indebtedness Currency") under this agreement, the conversion shall be made at the rate of exchange prevailing on the Banking Day immediately preceding:

          (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

          (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 15.10(a)(ii) being hereinafter in this Section 15.10 referred to as the "Judgment Conversion Date").

     (b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 15.10(a)(ii), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Borrower shall pay to the appropriate judgment creditor or creditors such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Indebtedness Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

     (c) Any amount due from the Borrower under the provisions of Section 15.10(b) shall be due to the appropriate judgment creditor or creditors as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this agreement.

     (d) The term "rate of exchange" in this Section 15.10 means the noon spot rate of exchange for Canadian interbank transactions applied in converting the Indebtedness Currency into the Judgment Currency published by the Bank of Canada for the day in question.

     IN WITNESS WHEREOF the parties hereto have executed this agreement.

THE BANK OF NOVA SCOTIA                  THE BANK OF NOVA SCOTIA,
Corporate Banking                        AS AGENT
44 King Street West, 16th Floor
Toronto, Ontario
M5H 1H1
                                         By: /s/
                                             -------------------------------
Attention: Syndication Department            Name:  R. Hosie
Telefax:   (416) 866-3229                    Title: M.D.


                                         By: /s/
                                             -------------------------------
                                             Name:  T. Decker
                                             Title: Associate


POTASH CORPORATION OF                    POTASH CORPORATION OF
SASKATCHEWAN INC.                        SASKATCHEWAN INC.
Suite 500, 122-1st Avenue South
Saskatoon, Saskatchewan
S7K 7G3                                  By: /s/
                                             -------------------------------
                                             Name:  Wayne R. Brownlee       c.s.
Attention: Chief Financial Officer           Title: Sr. VP Treasurer & CFO
Telefax:   (306) 933-8844

                                         By: /s/
                                             -------------------------------
                                             Name:  Betty-Ann Heggie
                                             Title: Sr. VP Corporate Relations


                                         THE BANK OF NOVA SCOTIA,
                                         AS LENDER


                                         By: /s/
                                             -------------------------------
                                             Name:  Jeff Cebryk
                                             Title: Director


                                         By:
                                             -------------------------------
                                             Name:
                                             Title:

                                         ROYAL BANK OF CANADA


                                         By: /s/
                                             -------------------------------
                                             Name:  Allan Fordyce
                                             Title: Manager


                                         By: /s/
                                             -------------------------------
                                             Name:  Allan Yarish
                                             Title: Managing Director


                                         CREDIT SUISSE FIRST BOSTON CANADA


                                         By: /s/
                                             -------------------------------
                                             Name:  Alain Daoust
                                             Title: Director


                                         By: /s/
                                             -------------------------------
                                             Name:  Peter Chauvin
                                             Title: Vice President


                                         BANK OF AMERICA CANADA


                                         By: /s/
                                             -------------------------------
                                             Name:  D.B. Linkletter
                                             Title: Managing Director



                                         By:
                                             -------------------------------
                                             Name:
                                             Title:


                                         THE TORONTO-DOMINION BANK


                                         By: /s/
                                             -------------------------------
                                             Name:  Mohnish Kamat
                                             Title: VP


                                         By:
                                             -------------------------------
                                             Name:
                                             Title:

                                         COMERICA BANK - CANADA


                                         By: /s/
                                             -------------------------------
                                             Name:  Marc J. Drouin
                                             Title: Assistant Vice President


                                         By:
                                             -------------------------------
                                             Name:
                                             Title:


                                          CITIBANK CANADA


                                         By: /s/
                                             -------------------------------
                                             Name:  W. Terry Marshall
                                             Title: Managing Director


                                         By:
                                             -------------------------------
                                             Name:
                                             Title:


                                         EXPORT DEVELOPMENT
                                         CORPORATION


                                         By: /s/
                                             -------------------------------
                                             Name:  Myles Edwards
                                             Title: FSM


                                         By: /s/
                                             -------------------------------
                                             Name:  Johane Seguin
                                             Title: FSM


                                         BANK OF MONTREAL


                                         By: /s/
                                             -------------------------------
                                             Name:  R. Wright
                                             Title: Vice-President


                                         By:
                                             -------------------------------
                                             Name:
                                             Title:

                                   SCHEDULE A

                             INDIVIDUAL COMMITMENTS

NAME AND ADDRESS OF LENDER                           INDIVIDUAL COMMITMENT

The Bank of Nova Scotia                              $170,000,000
Saskatoon Commercial Banking Centre
111 - 2nd Avenue South
Saskatoon, Saskatchewan
S7K 1K6

Attention: Manager
Telefax:   306-668-1438


Royal Bank of Canada                                 $150,000,000
13th Floor, South Tower
Royal Bank Plaza
Toronto, Ontario
M5J 2J5

Attention: Allan Fordyce
Telefax:   416-974-8400


Credit Suisse First Boston Canada                    $100,000,000
1 First Canadian Place, Suite 3000
P.O. Box 301
Toronto, Ontario
M5X 1C9

Attention: Alain Daoust
Telefax:   416-352-4576

Bank of America Canada                               $60,000,000
1900, 855 - 2nd Street S.W.
Calgary, Alberta
T2P 4J7

Attention: D.B. Linkletter, Managing Director
Telefax:   403-232-8848

The Toronto-Dominion Bank                            $50,000,000
8th Floor
66 Wellington Street West
Toronto, Ontario
M5K 1A2


Attention: Monish Kamat
Telefax:   416-944-5630


Comerica Bank - Canada                               $35,000,000
Suite 2210, Royal Bank Plaza, South Tower
200 Bay Street
P.O. Box 61
Toronto, Ontario
M5J 2J2

Attention: Marc J. Drouin
Telefax:   416-367-2460


Citibank Canada                                      $30,000,000
123 Front Street West, 10th Floor
Toronto, Ontario
M5J 2M3

Attention: Chris Dunlop
Telefax:   416-947-5650


Export Development Corporation                       $30,000,000
151 O'Connor Street
Ottawa, Ontario
K1A 1K3

Attention: Myles Edwards
Telefax:   613-237-2690

Bank of Montreal                                     $25,000,000
4th Floor
1 First Canadian Place
P.O. Box 150
Toronto, Ontario
M5X 1H3

Attention: Robert Wright
Telefax:   416-359-4796

                                   SCHEDULE B

                             COMPLIANCE CERTIFICATE

TO:  THE BANK OF NOVA SCOTIA

     I, _________________________, the Chief Financial Officer of Potash Corporation of Saskatchewan Inc. (the "Borrower") in such capacity and not personally, hereby certify that:

1. I am the duly appointed Chief Financial Officer of the Borrower, the borrower named in the term credit agreement made as of September 25, 2001 between the Borrower, The Bank of Nova Scotia, as agent, and the Lenders referred to therein (the "Credit Agreement") and as such I am providing this certificate for and on behalf of the Borrower pursuant to the Credit Agreement.

2. I am familiar with and have examined the provisions of the Credit Agreement including, without limitation, those of Articles 10, 11 and 13 therein.

3. To the best of my knowledge, information and belief and after due inquiry, no Default has occurred and is continuing as at the date hereof.

4. As of the last day of or for the [Fiscal Quarter/Fiscal Year] ending _______________, the amounts and financial ratios referred to in Sections 11.01(e), 11.01(f) and 11.01(g) and Sections 11.03(d) and (e) of the Credit Agreement are as follows:

                                                               Required Amount
                                              Actual Amount       or Limit
                                              -------------    ---------------
     (a)  Debt to Capital                         _____:1       0.55:1

     (b)  Long Term Debt to EBIDTA                _____:1       3.5:1

     (c)  Tangible Net Worth                     $_____         $1,250,000,000

     (d)  Net Book Value of Disposed Assets      $_____         N/A

     (e)  25% of Total Assets                    $_____         N/A

     (f)  Debt of Subsidiaries                   $_____         $250,000,000
          (other than Guarantor)

     (g)  Debt of Guarantor                      $_____         $19,000,000

5. Unless the context otherwise requires, capitalized terms in the Credit Agreement which appear herein without definitions shall have the meanings ascribed thereto in the Credit Agreement.

         DATED this _____ day of __________________, __________.


                                                   _______________________
                                                   Chief Financial Officer

                                   SCHEDULE C

                               FORM OF ASSIGNMENT

                                                         Dated __________, _____

     Reference is made to the Term Credit Agreement made as of September 25, 2001, as amended (the "Credit Agreement"), between Potash Corporation of Saskatchewan Inc., The Bank of Nova Scotia, as agent (in that capacity, the "Agent") and the Lenders referred to therein. Terms defined in the Credit Agreement are used herein as therein defined.

     ______________________________ (the "Assignor") and ___________________
(the "Assignee") agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, a ___% interest in and to all of the Assignor's rights and obligations under the Credit Agreement and any agreements, documents and instruments delivered pursuant thereto (collectively, the "Loan Documents") as of the Effective Date (as defined below) (including, without limitation, such percentage interest in the Assignor's Individual Commitment as in effect on the Effective Date and the Accommodation made available by the Assignor under the Credit Facility and outstanding on the Effective Date).

2. The Assignor (i) represents and warrants that as of the date hereof its Individual Commitment is U.S. $_________ (without giving effect to assignments thereof which have not yet become effective, including, but not limited to, the assignment contemplated hereby), and the aggregate outstanding amount of Accommodation made available by the Assignor under the Credit Facility is U.S. $_________ (without giving effect to assignments thereof which have not yet become effective, including, but not limited to, the assignment contemplated hereby); (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any of the Companies or the performance or observance by the Borrower of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; and (v) gives notice to the Agent of the assignment to the Assignee hereunder.

3. The effective date of this Assignment (the "Effective Date") shall be the later of ____________ and the date on which a copy of a fully executed copy of this Assignment has been delivered to Potash Corporation of Saskatchewan Inc. and the Agent in accordance with Section 15.02 of the Credit Agreement.

4. The Assignee hereby agrees to the specific Individual Commitment in the amount of U.S. $_________ and to the address and telefacsimile number set out after its name on the signature page hereof for the purpose of notices as provided in Section 15.02 of the Credit Agreement.

5. As of the Effective Date (i) the Assignee shall, in addition to any rights and obligations under the Loan Documents held by it immediately prior to the Effective Date, have the rights and obligations under the Loan Documents that have been assigned to it pursuant to this Assignment and (ii) the Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Loan Documents.

6. The Assignor and Assignee shall make all appropriate adjustments in payments under the Loan Documents for periods prior to the Effective Date directly between themselves.

7. This Assignment shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

8. There shall be no novation or recreation of any of the obligations of the Borrower under any of the Loan Documents by reason of the assignment provided for herein.


                                    [ASSIGNOR]


                                    By: ___________________________________
                                    Title:

                                    [ASSIGNEE]


                                    By: ___________________________________
                                    Title:

                                    Address
                                    -------

                                    _______________________________________

                                    _______________________________________

                                    _______________________________________


                                    Attention: ____________________________

                                    Telefax: ______________________________

If no Event of Default has occurred and is continuing, insert the following:

Potash Corporation of Saskatchewan Inc. hereby consents to the foregoing assignment as of the _________ day of ____________ , _____.


                                    POTASH CORPORATION OF
                                    SASKATCHEWAN INC.

                                    Per: __________________________________
                                         Name:
                                         Title:

                                  SCHEDULE D-1

              OPINION OF BORROWER'S AND GUARANTOR'S ONTARIO COUNSEL

           [LETTERHEAD OF BORROWER'S AND GUARANTOR'S ONTARIO COUNSEL]


_______________ , 2001

The Bank of Nova Scotia
Corporate Banking - Syndications
44 King Street West
16th Floor
Toronto, Ontario
M5H 1H1

Dear Sirs:

Re: U.S. $650,000,000 Term Credit Facility provided to Potash Corporation of Saskatchewan Inc. (the "Borrower") pursuant to a Term Credit Agreement made as of September 25, 2001 between the Borrower, The Bank of Nova Scotia, as Agent, and the Lenders referred to therein (the "Credit Agreement") and Guarantee Agreement made as of September 25, 2001 by PCS Nitrogen, Inc. (the "Guarantor") in favour of The Bank of Nova Scotia, as Agent (The "Guarantee")

                           -------------------------

We have acted as Ontario counsel to the Borrower in connection with the negotiation, execution, and delivery by the Borrower of the Credit Agreement and as Ontario counsel to the Guarantor in connection with the negotiation of the Guarantee. This opinion is being provided to The Bank of Nova Scotia as agent for and on behalf of itself and the Lenders. All capitalized terms which are used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

In connection with the foregoing, we have examined certified copies of certain corporate proceedings of the Borrower, certificates of public officials and an officer's certificate of the Borrower, a copy of which is annexed hereto as Schedule "A", and have made such other investigations of fact and law as we have deemed relevant and necessary as the basis for the opinions herein expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of documents submitted as originals and the conformity to originals of all documents submitted as copies thereof.

For the purposes of our opinions expressed herein, we have relied on the opinion of Mr. John L.M. Hampton, General Counsel of the Borrower, of even date herewith as to the matters set out therein (the "Borrower Opinion") and the opinion of Arent Fox, Delaware counsel to the Guarantor, of even date herewith as to the matters set out therein (the "Guarantor Opinion"). The Borrower Opinion is attached hereto as Schedule "B". The Guarantor Opinion is attached hereto as Schedule "C". Each of the Borrower Opinion and the Guarantor Opinion is satisfactory in form and we consider that you and we are justified in relying thereon.

Our opinion expressed below in paragraph 5 is based upon, among other things, the provisions of the Income Tax Act (Canada) including the regulations promulgated thereunder (the "Act"), and the equivalent provisions of the tax legislation of the Province of Ontario in force at the date of this letter, and takes into account all proposed amendments to such law that have been publicly announced as at such date as well as our understanding of the published administrative practice of Revenue Canada, Customs, Excise and Taxation.

Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that:

1. Each of the Credit Agreement and the Agency Fee Agreement (collectively, the "Borrower Documents") has been duly executed and delivered by the Borrower.

2. There are no consents, approvals, orders, authorizations, licences, exemptions or designations or registrations, qualifications, declarations, or filings of or by any governmental or regulatory body or person which are necessary as of the date hereof in order for the Borrower to execute and deliver the Borrower Documents and to perform its obligations thereunder or in order for the Guarantor to execute and deliver the Guarantee and to perform its obligations thereunder.

3. Each Borrower Document is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

4. The Guarantee is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

5. No stamp tax or similar duty or levy is payable in connection with the execution and delivery of the Borrower Documents or the Guarantee.

The opinions set forth above as to the enforceability of the Borrower Documents and the Guarantee are subject to:

     (a) applicable, bankruptcy, insolvency, preference, winding up, reorganization, arrangement, moratorium or other similar laws affecting creditors rights generally;

     (b) the enforceability of the Borrower Documents and the Guarantee and the rights and remedies set out therein may be limited by general principles of equity;

     (c) a court may not treat as conclusive those certificates and determinations which the Borrower Documents or the Guarantee state are to be so treated;

     (d) the ability to recover or claim for certain costs or expenses may be subject to judicial discretion;

     (e) pursuant to the Currency Act (Canada), judgment by a court in any province in Canada may be awarded in Canadian currency only;

     (f) validity and enforceability of the severability provisions contained in the Borrower Documents and the Guarantee may be subject to judicial discretion;

     (g) the requirement in the Borrower Documents or the Guarantee that interest be paid at a higher rate after than before default may not be enforceable as it may be construed as a penalty; and

     (h) the effectiveness of provisions which purport to relieve a person from a liability or duty otherwise owed may be limited by law, and provisions requiring indemnification or reimbursement may not be enforced by a court to the extent that they relate to the failure of such person to have performed such duty or liability.

The opinions expressed herein are limited to matters governed by the laws of the Province of Ontario and the law of Canada applicable therein.

The opinions expressed herein are provided totally for the benefit of The Bank of Nova Scotia, as agent for and on behalf of itself and the Lenders, in connection with the financing transaction described above. The opinion letter may not be quoted or relied upon by anyone else without our prior written consent.

Yours truly,

                                  SCHEDULE D-2

                      OPINION OF BORROWER'S GENERAL COUNSEL

                   [LETTERHEAD OF BORROWER'S GENERAL COUNSEL]


_______________ , 2001

The Bank of Nova Scotia
Corporate Banking - Syndications
44 King Street West
16th Floor
Toronto, Ontario
M5H 1H1

Stikeman, Elliott
Commerce Court West
Suite 5300
Toronto, Ontario
M5L 1B9

Dear Sirs:

Re: U.S. $650,000,000 Term Credit Facility provided to Potash Corporation of Saskatchewan Inc. (the "Borrower") pursuant to a Term Credit Agreement made as of September 25, 2001 between the Borrower, The Bank of Nova Scotia, as Agent, and the Lenders referred to therein (the "Credit Agreement")

                           -------------------------

I am the Vice-President, General Counsel and Secretary of the Borrower and in that capacity have acted on behalf of the Borrower in connection with the authorization, execution, and delivery by the Borrower of the Credit Agreement. This opinion is being provided to The Bank of Nova Scotia as agent for and on behalf of itself and the Lenders. All capitalized terms which are used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

In connection with the foregoing, I have examined originals of the articles of incorporation, and such other corporate proceedings and records of the Borrower, and certificates of public officials and have made such other investigations of fact and law as I have deemed relevant and necessary as the basis for the opinions herein expressed. In such examination I have assumed the genuineness of all signatures and the authenticity of documents submitted as originals and the conformity to originals of all documents submitted as copies thereof.

Based upon the foregoing and subject to the qualifications hereinafter set forth, I am of the opinion that:

1. The Borrower is a corporation duly incorporated and validly existing under the laws of the Province of Saskatchewan.

2. The Borrower has full corporate capacity, power and authority to enter into the Credit Agreement and the Agency Fee Agreement (collectively, the "Documents") and to observe and perform the obligations on its part to be observed and performed thereunder.

3. The entering into of the Documents and the observance and performance by the Borrower of the obligations on its part to be observed and performed thereunder do not (a) violate any provision of its articles or bylaws, or
     (b) contravene any existing law, regulation or authorization to which the Borrower is subject.

4. Each Document has been duly authorized by all necessary corporate action on the part of the Borrower.

5. There are no consents, approvals, orders, authorizations, licences, exemptions or designations or registrations, qualifications, declarations, or filings of or by any governmental or regulatory body or person which are necessary in order for the Borrower (a) to execute and deliver the Documents and (b) to perform its obligations thereunder.

6. As the Credit Agreement is stated to be governed by the laws of the Province of Ontario, I am unable to opine as to whether the Credit Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms. However, there is nothing in Saskatchewan law which would prohibit the Borrower from entering into the Credit Agreement or from performing its obligations thereunder. I am not aware of any provision of the Credit Agreement which would appear to violate the public policy of Saskatchewan.

7. The courts of Saskatchewan would give a judgment based on a judgment obtained in the courts of the Province of Ontario against the Borrower with respect to the Credit Agreement without re-examination of the merits, assuming proper service of process in respect of the proceeding in which such Ontario judgment was obtained in accordance with the laws of Ontario and assuming such process was duly served on the Borrower and provided that such judgment was for a debt or fixed sum of money, not obtained by fraud or any manner contrary to the principles of natural justice, not for a claim in respect of any laws of Ontario which a court in Saskatchewan would characterize as revenue, expropriating, penal or similar laws, and not contrary to public policy, as that term is understood under the laws of Saskatchewan.

The opinions expressed herein are limited to matters governed by the laws of the Province of Saskatchewan and the laws of Canada applicable therein.

Yours truly,

POTASH CORPORATION OF SASKATCHEWAN INC.




John L.M. Hampton
Vice-President, General Counsel and Secretary

                                  SCHEDULE D-3

                     OPINION OF GUARANTOR'S DELAWARE COUNSEL

                  [LETTERHEAD OF GUARANTOR'S DELAWARE COUNSEL]


_______________ , 2001

The Bank of Nova Scotia
Corporate Banking - Syndications
44 King Street West
16th Floor
Toronto, Ontario
M5H 1H1

Dear Sirs:

Re: Guarantee Agreement made as of September 25, 2001 by PCS Nitrogen, Inc. (the "Guarantor") in favour of The Bank of Nova Scotia, as Agent (the "Guarantee")

                           -------------------------

We have acted as Delaware counsel to the Guarantor in connection with the authorization, execution, and delivery by the Guarantor of the Guarantee. This opinion is being provided to The Bank of Nova Scotia as agent for and on behalf of itself and the Lenders. All capitalized terms which are used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Guarantee.

In connection with the foregoing, we have examined originals of the articles of incorporation, and such other corporate proceedings and records of the Guarantor, and certificates of public officials and have made such other investigations of fact and law as we have deemed relevant and necessary as the basis for the opinions herein expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of documents submitted as originals and the conformity to originals of all documents submitted as copies thereof.

Based upon the foregoing and subject to the qualifications hereinafter set forth, I am of the opinion that:

1. The Guarantor is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

2. The Guarantor has full corporate capacity, power and authority to enter into the Guarantee and to observe and perform the obligations on its part to be observed and performed thereunder.

3. The entering into of the Guarantee and the observance and performance by the Guarantor of the obligations on its part to be observed and performed thereunder do not (a) violate any provision of its articles or bylaws, or
     (b) contravene any existing law, regulation or authorization to which the Guarantor is subject.

4. The Guarantee has been duly authorized by all necessary corporate action on the part of the Guarantor.

5. There are no consents, approvals, orders, authorizations, licences, exemptions or designations or registrations, qualifications, declarations, or filings of or by any governmental or regulatory body or person which are necessary in order for the Guarantor (a) to execute and deliver the Guarantee and (b) to perform its obligations thereunder.

6. As the Guarantee is stated to be governed by the laws of the Province of Ontario, we are unable to opine as to whether the Guarantee constitutes a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms. However, there is nothing in Delaware law which would prohibit the Guarantor from entering into the Guarantee or from performing its obligations thereunder. We are not aware of any provision of the Guarantee which would appear to violate the public policy of Delaware.

7. The courts of Delaware would give a judgment based on a judgment obtained in the courts of the Province of Ontario against the Guarantor with respect to the Guarantee without re-examination of the merits, assuming proper service of process in respect of the proceeding in which such Ontario judgment was obtained in accordance with the laws of Ontario and assuming such process was duly served on the Guarantor and provided that such judgment was for a debt or fixed sum of money, not obtained by fraud or any manner contrary to the principles of natural justice, not for a claim in respect of any laws of Ontario which a court in Delaware would characterize as revenue, expropriating, penal or similar laws, and not contrary to public policy, as that term is understood under the laws of Delaware.

The opinions expressed herein are limited to matters governed by the laws of the State of Delaware and the laws of the United States of America applicable therein.

Yours truly,

                                   SCHEDULE E

                                  SUBSIDIARIES


                                                                  JURISDICTION OF
                                                                  INCORPORATION OR
NAME OF ENTITY                                                    FORMATION
----------------------------------------------------------------------------------
609430 Saskatchewan Ltd.                                          Saskatchewan
628550 Saskatchewan Ltd.                                          Saskatchewan
AA Sulfuric Corporation                                           Louisiana
Canpotex Bulk Terminals Limited                                   Canada
Chilkap Resources Ltd.                                            Yukon
Inversiones PCS Chile Limitada                                    Chile
Minera Saskatchewan Limitada                                      Chile
PCS Administration (USA), Inc.                                    Delaware
PCS (Barbados) Shipping, Ltd.                                     Barbados
PCS Cassidy Lake Company                                          Ontario
PCS Chile I LLC                                                   Delaware
PCS Chile II LLC                                                  Delaware
PCS Fosfatos do Brasil Ltda.                                      Brazil
PCS Hungary Holding Limited                                       Hungary
PCS Industrial Products Inc.                                      Delaware
PCS Joint Venture, LP                                             Florida
PCS L.P. Inc.                                                     Delaware
PCS Luxembourg Finance S.a.r.l.                                   Luxembourg
PCS Nitrogen Ammonia Terminal Corporation I                       Texas
PCS Nitrogen Ammonia Terminal Corporation II                      Delaware
PCS Nitrogen Cayman Limited                                       Cayman Islands
PCS Nitrogen Fertilizer, L.P.                                     Delaware
PCS Nitrogen Fertilizer Operations, Inc.                          Delaware
PCS Nitrogen Holding Company                                      Delaware
PCS Nitrogen, Inc.                                                Delaware
PCS Nitrogen LCD Corporation                                      Delaware
PCS Nitrogen Limited                                              Trinidad
PCS Nitrogen Ohio, L.P.                                           Delaware
PCS Nitrogen Payroll Corporation                                  Delaware
PCS Nitrogen Trinidad Corporation                                 Delaware
PCS Nitrogen Trinidad Fertilizer Corporation                      Delaware
PCS Nitrogen Trinidad Finance Ltd.                                United Kingdom
PCS Nitrogen Trinidad Limited                                     Trinidad
PCS Phosphate Company, Inc.                                       Delaware
PCS Purified Phosphates                                           Virginia
PCS Sales (Canada) Inc.                                           Saskatchewan
PCS Sales (Indiana), Inc.                                         Indiana
PCS Sales (Iowa), Inc.                                            Iowa
PCS Sales (USA), Inc.                                             Delaware
PCS Yumbes S.C.M.                                                 Chile
Phosphate Holding Company, Inc.                                   Delaware
Potash Corporation of Saskatchewan (Florida) Inc.                 Florida
Potash Corporation of Saskatchewan Transport Limited              Saskatchewan
Potash Holding Company, Inc.                                      Delaware
Texasgulf Aircraft Inc.                                           Delaware
TG Corporation                                                    Delaware
White Springs Agricultural Chemicals, Inc.                        Delaware

                                   SCHEDULE F

                   PARTNERSHIPS, JOINT VENTURES AND SYNDICATES


                                 See Schedule E

                                   SCHEDULE G

                            SPECIFIC PERMITTED LIENS



                            Intentionally left blank

                                   SCHEDULE H

                              ADDITIONAL DISCLOSURE



                            Intentionally left blank

                                   SCHEDULE I

                               GUARANTEE AGREEMENT


To:         The Bank of Nova Scotia (the "Agent")
            Corporate Banking - Syndications
            44 King Street West, 16th Floor
            Toronto, Ontario M5H 1H1

And To:     The Lenders under the Credit Agreement (defined below)

            WHEREAS PCS Nitrogen, Inc. (hereinafter called the "Guarantor") is an indirect wholly-owned subsidiary of Potash Corporation of Saskatchewan Inc. (hereinafter called the "Borrower");

            AND WHEREAS, pursuant to the terms of a term credit agreement, dated as of September 25, 2001 (as it may be amended, modified or supplemented from time to time, the "Credit Agreement") between the Borrower, the Lenders named therein and The Bank of Nova Scotia, as Agent, the Lenders established a certain term credit facility in favour of the Borrower;

            AND WHEREAS, as security for the payment of the full amount of the indebtedness, liabilities and obligations of the Borrower to the Agent and the Lenders under the Credit Agreement, the Guarantor has agreed to guarantee payment of the Borrower's indebtedness, liabilities and obligations to the Agent and the Lenders under the Credit Agreement on the terms and subject to the conditions hereinafter set forth;

            AND WHEREAS, it is in the best interests of the Guarantor to execute and deliver this agreement, inasmuch as the Guarantor will derive the substantial direct and indirect benefits from the establishment of the aforesaid credit facility by the Lenders in favour of the Borrower;

            NOW THEREFORE, for good and valuable consideration, the Guarantor hereby covenants to and for the benefit of the Agent and the Lenders as follows:


                                    ARTICLE 1
                                 INTERPRETATION

1.01 DEFINED TERMS. In this agreement or any amendment to this agreement, unless the context clearly indicates to the contrary:

"BANKING DAY" means any day other than a Saturday or a Sunday on which banks generally are open for business in Toronto, Ontario.

"CREDIT AGREEMENT" is defined in the second recital.

"DESIGNATED CURRENCY" shall have the meaning ascribed thereto in Section 2.01.

"EVENT OF DEFAULT" shall have the meaning ascribed thereto in the Credit Agreement.

"OBLIGATIONS" means all advances, debts, liabilities, obligations, covenants and duties arising under the Credit Agreement, owing by the Borrower to the Agent and the Lenders, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

"OTHER TAXES" shall have the meaning ascribed thereto in Section 2.10(b).

"PERSON" means any natural person, corporation, firm, partnership, joint venture, joint stock company, incorporated or unincorporated association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

"TAXES" shall have the meaning ascribed thereto in Section 2.10(a).

1.02 OTHER USAGES. References to "this agreement", "the agreement", "hereof", "herein", "hereto" and like references refer to this Guarantee Agreement, as amended, modified, supplemented or replaced from time to time, and not to any particular Article, Section or other subdivision of this agreement.

1.03 PLURAL AND SINGULAR. Where the context so requires, words importing the singular number shall include the plural and vice versa.

1.04 HEADINGS. The division of this agreement into Articles and Sections and the insertion of headings in this agreement are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

1.05 APPLICABLE LAW. This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario. Any legal action or proceeding with respect to this agreement may be brought in the courts of the Province of Ontario and, by execution and delivery of this agreement, the Guarantor hereby accepts for itself and in respect of it property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. The Guarantor irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Guarantor at the address set opposite its name on the signature page hereof, such service to become effective 5 Banking Days after such mailing. Nothing herein shall limit the right of the Agent or the Lenders to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against the Guarantor in any other jurisdiction.

1.06 TIME OF THE ESSENCE. Time shall in all respects be of the essence of this agreement, and no extension or variation of this agreement or any obligation hereunder shall operate as a waiver of this provision.

                                    ARTICLE 2
                                    GUARANTEE

2.01 GUARANTEE. The Guarantor hereby unconditionally, absolutely and irrevocably guarantees the full and punctual payment to the Agent and the Lenders, as and when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all of the Obligations in the same currency (the "Designated Currency") as the currency of the Obligations, whether for principal, interest, fees, expenses, indemnities or otherwise.

2.02 ACCELERATION OF GUARANTEE. The Guarantor agrees that, in the event of the dissolution or insolvency of the Guarantor, or the inability or failure (after any applicable grace periods) of the Guarantor to pay debts as they become due, or an assignment by the Guarantor for the benefit of creditors, or the commencement of any proceeding in respect of the Guarantor under any bankruptcy, insolvency or similar laws (and, if such proceedings are commenced by a person other than the Guarantor, such proceedings are not dismissed or stayed within 90 days of the commencement thereof), and if such event shall occur at a time when any of the Obligations may not then be due and payable, the Guarantor will pay to the Agent and the Lenders forthwith the full amount which would be payable hereunder by the Guarantor if all such Obligations were then due and payable.

2.03 NATURE OF GUARANTEE. Subject to Section 2.02, the Guarantee shall in all respects be a continuing, absolute, unconditional and irrevocable guarantee of payment when due and not of collection, and shall remain in full force and effect until all Obligations have been paid in full, all obligations of the Guarantor hereunder have been paid in full and the commitments of the Lenders under the Credit Agreement have been permanently terminated. The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Credit Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The liability of the Guarantor under this agreement shall be absolute, unconditional and irrevocable irrespective of, and without being lessened or limited by:

     (a) any lack of validity, legality, effectiveness or enforceability of the Credit Agreement;

     (b)  the failure of the Agent or the Lenders:

          (i) to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Person (including any other guarantor) under the provisions of the Credit Agreement, or otherwise, or

          (ii) to exercise any right or remedy against any other guarantor of, or collateral securing, any of the Obligations;

     (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other extension, compromise, indulgence or renewal of any Obligation;

     (d) any reduction, limitation, variation, impairment, discontinuance or termination of the Obligations for any reason (other than by reason of any payment which is not required to be rescinded), including any claim of waiver, release, discharge, surrender, alteration or compromise, and shall not be subject to (and the Guarantor hereby waives any right to or claim of) any defence or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, the Obligations or otherwise (other than by reason of any payment which is not required to be rescinded);

     (e) any amendment to, rescission, waiver or other modification of, or any consent to any departure from, any of the terms of the Credit Agreement or any other guarantees or security;

     (f) any addition, exchange, release, discharge, renewal, realization or non-perfection of any collateral security for the Obligations or any amendment to, or waiver or release or addition of, or consent to departure from, any other guarantee held by the Bank as security for any of the Obligations;

     (g) the loss of or in respect of or the unenforceability of any other guarantee or other security which the Agent or the Lenders may now or hereafter hold in respect of the Obligations, whether occasioned by the fault of the Agent or the Lenders or otherwise;

     (h) any change in the name of the Borrower or in the constating documents, capital structure, capacity or constitution of the Borrower, the bankruptcy or insolvency of the Borrower, the sale of any or all of the Borrower's business or assets or the Borrower being consolidated, merged or amalgamated with any other Person; or

     (i) any other circumstance (other than final payment in full of all Obligations) which might otherwise constitute a defence available to, or a legal or equitable discharge of, the Borrower, any surety or any guarantor.

2.04 ENFORCEMENT. Upon any of the Obligations becoming due and payable and not being paid by the Borrower, the Guarantor shall, within 2 Banking Days after notice thereof has been given to the Guarantors by the Agent, pay to the Agent and the Lenders, the total amount of such Obligations and the Agent and the Lenders may apply the sum so paid against such of such Obligations as the Agent and the Lenders may see it and change any such application in whole or in part from time to time. A written statement of the Borrower as to the amount remaining unpaid to the Agent and the Lenders by the Borrower at any time shall be conclusive evidence against the Guarantor, absent manifest error, as to the amount remaining unpaid to the Agent and the Lenders by the Borrower at such time. A written statement of the Agent as to the amount remaining unpaid to the Agent and the Lenders by the Borrower at any time shall be prima facie evidence against the Guarantor, absent manifest error, as to the amount remaining unpaid to the Agent and the Lenders by the Borrower at such time.

2.05 GUARANTEE IN ADDITION TO OTHER SECURITY. This guarantee shall be in addition to and not in substitution for any other guarantee or other security which the Agent and the Lenders may now or hereafter hold in respect of the Obligations, and the Agent and the Lenders shall be under no obligation to marshal in favour of the Guarantor any other guarantee or other security or any moneys or other assets which the Agent and the Lenders may be entitled to receive or may have a claim upon.

2.06 REINSTATEMENT. This guarantee and all other terms of this agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be returned or restored by the Agent or the Lenders by reason of the insolvency, bankruptcy or reorganization of the Borrower or for any other reason not involving the wilful misconduct or gross negligence of the Agent or the Lenders, all as though such payment had not been made.

2.07 WAIVER OF NOTICE, ETC. The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice (other than the notice referred to in Section 2.04) with respect to any of the Obligations and this agreement.

2.08 SUBROGATION RIGHTS. The Guarantor will not exercise any rights which it may acquire by way of subrogation under this agreement, by any payment made hereunder or otherwise, until the prior satisfaction in full of all of the Obligations. Any amount paid to the Guarantor on account of any such subrogation rights prior to the satisfaction in full of all Obligations shall be held in trust for the Agent and the Lenders and shall immediately be paid to the Agent and credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement; provided, however, that if

     (a) the Guarantor has made payment to the Agent of all or any part of the Obligations, and

     (b) all Obligations have been paid in full and all commitments of the Lenders under the Credit Agreement have been permanently terminated,

the Agent and the Lenders agree that, at the Guarantor's request, the Agent and the Lenders will execute and deliver to the Guarantor appropriate documents (without recourse and without representation and warranty) necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations resulting from such payment by the Guarantor. In furtherance of the foregoing, for so long as any Obligations or any commitments of the Lenders to the Borrower remain outstanding, the Guarantor hereby postpones any and all claims it may have against the Borrower to the Obligations and agrees to refrain from taking any action or commencing any proceeding against the Borrower or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise, to recover any amounts in respect of payments made under this agreement to the Agent or the Lenders, provided, however, that so long as no Event of Default has occurred and is continuing, the foregoing postponement shall not apply.

2.09 ADVANCES AFTER CERTAIN EVENTS. All advances, renewals and credits made or granted by the Lenders purportedly to or for the Borrower after the bankruptcy or insolvency of the Borrower, but before the Agent or the Lenders have received notice thereof, shall be deemed to form part of the Obligations, and all advances, renewals and credits obtained from the Lenders purportedly by or on behalf of the Borrower shall be deemed to form part of the Obligations, notwithstanding any lack or limitation of power, incapacity or disability of the Borrower or of the directors or agents thereof and notwithstanding that the Borrower may not be a legal entity and notwithstanding any irregularity, defect or informality in the obtaining of such advances, renewals or credits. The Guarantor will indemnify the Agent and the Lenders for any such advance, renewal or credit that is not repaid to the Agent and the Lenders.

2.10 PAYMENTS FREE AND CLEAR OF TAXES, ETC. The Guarantor hereby agrees that:

     (a) Any and all payments made by the Guarantor hereunder shall be made free and clear of, and without deduction for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Agent or any Lender, taxes imposed on its net income (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Agent or any Lender

          (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10) the Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made,

          (ii)   the Guarantor shall make such deductions, and

          (iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (b) The Guarantor shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this agreement (hereinafter referred to as "Other Taxes").

     (c) The Guarantor hereby indemnifies and holds harmless the Agent and the Lenders for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.10) paid by the Agent or any Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally assessed.

     (d) Within 30 days after the date of any payment of Taxes or Other Taxes by the Guarantor, the Guarantor will furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof. If no Taxes or Other Taxes are payable in respect of any payment hereunder to the Agent, the Guarantor will, upon the request of the Agent, furnish to the Agent a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Agent, in either case stating that such payment is exempt from or not subject to Taxes or Other Taxes.

     (e) Without prejudice to the survival of any other agreement of the Guarantor hereunder, the agreements and obligations of the Guarantor contained in this Section 2.10 shall survive the payment in full of the Obligations.


                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

3.01 REPRESENTATIONS AND WARRANTIES. To induce the Agent and the Lenders to extend credit to the Borrower, the Guarantor hereby represents and warrants to the Agent and the Lenders as follows and acknowledges and confirms that the Agent and the Lenders are relying upon such representations and warranties in extending credit to the Borrower:

     (a) STATUS AND POWER. The Guarantor is a corporation duly incorporated and organized and validly subsisting in good standing under the laws of the State of Delaware. The Guarantor has all requisite corporate capacity, power and authority to own, hold under licence or lease its properties, to carry on its business as now conducted and to otherwise enter into, and carry out the transactions contemplated by, this agreement.

     (b) AUTHORIZATION AND ENFORCEMENT OF DOCUMENTS. All necessary action has been taken to authorize the execution, delivery and performance of this agreement by the Guarantor. The Guarantor has duly executed and delivered this agreement. This agreement is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor by the Agent and the Lenders in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws limiting the enforcement of creditors' rights generally and the fact that the courts may deny the granting or enforcement of equitable remedies.

     (c) COMPLIANCE WITH OTHER INSTRUMENTS. The execution, delivery and performance of this agreement by the Guarantor, and the consummation of the transactions contemplated herein do not and will not conflict with, result in any material breach or violation of, or constitute a material default under, the terms, conditions or provisions of the charter or constating documents or by-laws of, or any shareholder agreement relating to, the Guarantor or of any law, regulation, judgment, decree or order binding on or applicable to the Guarantor or to which its property is subject or of any material agreement, lease, licence, permit or other instrument to which the Guarantor is a party or is otherwise bound or by which the Guarantor benefits or to which its property is subject and do not require the consent or approval of any Person except any conflicts, breaches, violations or defaults which do not have a material adverse effect on the Guarantor.

3.02 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Guarantor contained in Section 3.01 shall survive the execution and delivery of this agreement notwithstanding any investigation made at any time by or on behalf of the Agent or any Lender.


                                    ARTICLE 4
                           GENERAL CONTRACT PROVISIONS

4.01 NOTICES. All notices, requests, demands, directions and other communications provided for herein shall be in writing and shall be personally delivered to an officer or other responsible employee of the addressee or sent by telefacsimile, charges prepaid, at or to, in the case of the Agent or any Lender, the address or telefacsimile number of the Agent set forth on the first page hereof and, in the case of the Guarantor, the address or telefacsimile number set opposite its name on the signature page hereof, or to such other address or addresses or telefacsimile number or numbers as either party hereto may from time to time designate to the other party in such manner. Any communication which is personally delivered as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Banking Day and such delivery was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of delivery. Any communication which is transmitted by telefacsimile as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such date is a Banking Day and such transmission was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of transmission.

4.02 FURTHER ASSURANCES. The Guarantor shall do, execute and deliver or shall cause to be done, executed and delivered all such further acts, documents and things as the Agent may reasonably request for the purpose of giving effect to this agreement.

4.03 SEVERABILITY. Wherever possible, each provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this agreement.

4.04 SUCCESSORS AND ASSIGNS. This agreement shall enure to the benefit of the Agent and the Lenders and their respective successors and assigns and shall be binding upon the Guarantor and its successors and assigns.

4.05 AMENDMENTS AND WAIVERS. No amendment to or waiver of any provision of this agreement, nor consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and all of the Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

4.06 ENTIRE AGREEMENT. This agreement and the agreements referred to herein constitute the entire agreement between the parties hereto and supersede any prior agreements, undertakings, declarations, representations and understandings, both written and verbal, in respect of the subject matter hereof.

4.07 JUDGMENT CURRENCY.

     (a) If, for the purpose of obtaining or enforcing judgment against the Guarantor in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 4.07 referred to as the "Judgment Currency") an amount due in a Designated Currency under this agreement, the conversion shall be made at the rate of exchange prevailing on the Banking Day immediately preceding:

          (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

          (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 4.07(a)(ii) being hereinafter in this Section 4.07 referred to as the "Judgment Conversion Date").

     (b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 4.07(a)(ii), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Guarantor shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Designated Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

     (c) Any amount due from the Guarantor under the provisions of Section 4.07(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this agreement.

     (d) The term "rate of exchange" in this Section 4.07 means the noon rate of exchange of the Judgment Currency into the Designated Currency published by the Bank of Canada for the day in question for Canadian interbank transactions.

4.08 SET-OFF. In addition to any rights now or hereafter granted under applicable law, and not by way of limitation of any such rights, the Agent and each Lender is authorized upon any amounts being payable by the Guarantor to the Agent or such Lender hereunder, without notice to the Guarantor or to any other Person, any such notice being expressly waived by the Guarantor, to setoff, appropriate and apply any and all deposits, matured or unmatured, general or special, and any other indebtedness at any time held by or owing by the Agent or such Lender to or for the credit of or the account of the Guarantor against and on account of the obligations and liabilities of the Guarantor which are due and payable to the Agent and the Lenders under this agreement.

4.09 NO WAIVER; REMEDIES; NO DUTY. In addition to, and not in limitation of,
Section 2.03 and Section 2.07, no failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Neither the Agent nor any Lender has any duty or responsibility to provide the Guarantor with any credit or other information concerning the Borrower's affairs, financial condition or business which may come into the Agent's or such Lender's possession.

            IN WITNESS WHEREOF the Guarantor has executed this agreement as of the 25th day of September, 2001.



PCS Nitrogen, Inc.                       PCS NITROGEN, INC.
1101 Skokie Boulevard
Suite 400
Northbrook, IL  60062
Attention:  Legal Department                                              c.s.
Telefax:    (847) 849-4663               Per: /s/
                                              -------------------------------
                                              Name:  Wayne R. Brownlee
                                              Title: Vice President & Treasurer

- with a copy to -

Potash Corporation of Saskatchewan Inc.
Suite 500, 122 First Ave. South
Saskatoon, Saskatchewan S7K 7G3
Attention: General Counsel
Telefax: (306) 933-8877

                                   SCHEDULE J

                               MATERIAL LITIGATION


(a) As described in Note 27 to the Borrower's consolidated financial statements for 2000, a copy of which is attached hereto as Appendix I.

(b) As described in the Borrower's Annual Report on Form 10-K for 2000, Item 3 Legal proceedings (and items incorporated by reference therein), a copy of which is attached hereto as Appendix II.

(c) As described in the Borrower's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, Part II, Item 1 Legal Proceedings, a copy of which Item 1 is attached as Appendix III.

                                   APPENDIX I

27.  Contingencies

     PCS is a shareholder in Canpotex which markets potash offshore. Should any operating losses or other liabilities be incurred by Canpotex, the shareholders have contractually agreed to reimburse Canpotex for such losses or liabilities in proportion to their productive capacity. There were no such operating losses or other liabilities in 2000.

     In common with other companies in the industry, the Company is unable to acquire insurance for underground assets.

     In 1997, five former officers of Arcadian Corporation filed lawsuits against PCS. The complaints allege that PCS breached employment agreements between Arcadian and the officers and breached the related assumption agreement among PCS, PCS Nitrogen and Arcadian. Two of the claims were settled in January 1999. On December 1, 1998, the court entered judgments in the amount of $18.5 (plus additional amounts to offset the effect of excise taxes) with respect to three of the claims. The Company appealed these judgments. On February 2, 2001, the Appellate Court substantially affirmed the judgments and remanded the case for further proceedings, which are expected to result in a reduction of the judgments by approximately $1.0 million. Management of the Company believes that the lawsuits will not have a material adverse effect on the Company's financial condition or results of operations.

     On May 11 and 12, 1999, representatives of the United States Environmental Protection Agency ("EPA"), Federal Bureau of Investigation and other state and local agencies executed a search warrant on the Company's Geismar facility in connection with a grand jury investigation. The grand jury investigation is continuing. The Company cannot predict at this time what may result from the government investigation, or whether any such result would have a material adverse effect on the Company.

     In 1999, pursuant to an Administrative Order by Consent, PCS Joint Venture submitted to the EPA Phase I of a work plan to conduct a Remedial Investigation and Feasibility Study ("RI/FS") of certain releases to the soil and groundwater of the PCS Joint Venture facility in Lakeland, Florida and other area properties (collectively, "the site"). The Florida Department of Environmental Protection ("FDEP") had also commenced an investigation and filed a lawsuit against PCS Joint Venture and a number of other defendants regarding the site, but this action has been relatively inactive since EPA became involved. In 2000, PCS Joint Venture and another party completed an interim removal action in which contaminated soils at the site were excavated. PCS Joint Venture continued to assess and evaluate the nature and extent of the impacts at the site. No final determination has yet been made of the nature, timing or cost of remedial action that may be needed nor to what extent costs incurred may be recoverable from third parties.

     Various other claims and lawsuits are pending against the Company. While it is not possible to determine the ultimate outcome of such actions at this time, it is management's opinion that the ultimate resolution of such items, including those pertaining to environmental matters, will not have a material effect on the Company's financial condition or results of operations.

                                   APPENDIX II

ITEM 3.  Legal Proceedings.

Civil Antirust Complaints

     In June 1993, PCS and PCS Sales (Canada) Inc. ("PCS Sales (Canada)") were served with a complaint relating to a suit filed in the United States District Court for Minnesota against most North American potash producers, including the Company. The complaint alleged a conspiracy among the defendants to fix the price of potash purchased by the plaintiffs as well as potash purchased by the members of a class of certain purchasers proposed by the plaintiffs. Similar complaints were filed in the United States District Courts for the Northern District of Illinois and the Western District of Virginia. On motion of the defendants, all of the complaints were transferred and consolidated for pre-trial purposes in the United States District Court for Minnesota. The complaint sought treble damages and other relief. PCS and PCS Sales (Canada) filed a motion for summary judgment on December 22, 1995. On January 2, 1997, Judge Richard H. Kyle issued an order granting the defendants' motions for summary judgment and dismissing the lawsuit. The plaintiffs appealed that order to the United States Court of Appeals for the Eighth Circuit. On February 17, 2000, the Eighth Circuit, en banc, affirmed Judge Kyle's summary judgment ruling. On October 2, 2000, the United States Supreme Court denied the plaintiffs' petition for writ of certiori. Accordingly, the claims of the federal court plaintiffs have now been fully and finally dismissed.

     Additional complaints were filed in the California and Illinois state courts on behalf of purported classes of indirect purchasers of potash in those states. PCS moved to dismiss the California State Court lawsuits for lack of personal jurisdiction and the court ruled that it does not have personal jurisdiction over PCS but that it does have personal jurisdiction over PCS Sales (Canada). Following Judge Kyle's summary judgment decision, the California litigation was stayed, and the plaintiffs agreed to dismiss their lawsuit if Judge Kyle's summary judgment ruling withstood appeal. The claims have now been fully and finally dismissed. The Illinois State Court complaint was dismissed for failure to state a cause of action and that decision is final and not subject to appeal.

Former Arcadian Executive Proceedings

     On May 7, 1997, J. Douglas Campbell, Alfred L. Williams and Peter H. Kesser, former officers of Arcadian, filed lawsuits against the Company in the United States District Court for the Western District of Tennessee. The complaints allege that the Company breached employment agreements between Arcadian and the officers and breached the related assumption agreement among the Company, PCS Nitrogen, and Arcadian. The complaints of Mr. Campbell, Mr. Williams and Mr. Kesser seek damages in excess of $22.2 million, $6.2 million and $3.7 million, respectively. On August 11, 1998, the Court ruled that the Company had assumed the obligations of the employment agreements and that equitable claims and defenses asserted against the executives for breaches of fiduciary duties, corporate waste, and self-dealing should be asserted by PCS Nitrogen in the state court action described below. On December 1, 1998 the court entered judgments in the amounts of $12.7 million, $3.2 million, and $2.6 million in favor of Mr. Campbell, Mr. Williams and Mr. Kesser, plus additional amounts sufficient to offset the impact of certain excise taxes, if applicable. On February 2, 2001, the Appellate Court substantially affirmed the judgment and remanded the case for further proceedings, which are expected to result in a reduction of the judgments by approximately $1 million.

     Still pending is an action which the Company and PCS Nitrogen filed in the Circuit Court of Tennessee for the Thirtieth Judicial District at Memphis against Messrs. Campbell, Williams and Kesser for declaratory relief and damages. The Company and PCS Nitrogen alleged that the defendants committed breaches of their fiduciary duties in the negotiation of, obtaining approval for, and execution of the employment agreements each of them had with Arcadian. The Company and PCS Nitrogen also seek a declaratory judgment that the employment agreements are unenforceable. The defendants counterclaims appear to seek damages substantially equivalent to the damages sought in their individually filed suits as plaintiffs.

     Management of the Company believes that the lawsuits will not have a material adverse effect on the Company's financial condition or results of operations.

Geismar Facility Investigation

     On May 11 and May 12, 1999, representatives of the EPA, Federal Bureau of Investigation, and other state and local agencies ("governmental agencies") executed a search warrant issued by the United States District Court for the Middle District of Louisiana on the Geismar Facility in connection with a grand jury investigation. In executing the search warrant, the governmental agencies seized documents and electronic media, performed environmental sampling, and interviewed Geismar Facility employees and contract employees. In addition, the governmental agencies have contacted former Geismar Facility employees in connection with the investigation. The Company has also been served with grand jury subpoenas requesting documents and other information from the Geismar Facility and PCS Nitrogen's headquarters. The grand jury investigation is continuing. The Company is also conducting its own internal investigation. The Company cannot predict at this time what may result from the governments' investigation or whether any such result would have a material adverse effect on the Company.

Lakeland, Florida Proceeding

     On September 23, 1999, an action was served on PCS Joint Venture and eight other defendants on behalf of a class of persons living in the vicinity of the site who claim to have suffered damages as a result of releases from the PCS Joint Venture facility in Lakeland, Florida and other area properties. PCS Joint Venture has reached an agreement in principle to settle the matter, which settlement is not expected to have a material adverse effect on the Company. Before the settlement can be finalized, class members will receive notice of the proposed settlement and be provided an opportunity to opt out prior to a fairness hearing before the trial court, which hearing is expected to take place later in 2001.

Environmental Proceedings

     For a description of certain environmental proceedings involving the Company, see "Environmental Matters".

ENVIRONMENTAL MATTERS

     The Company's operations are subject to numerous environmental requirements under Canadian, U.S., Chilean, Brazilian and Trinidad and Tobago federal, provincial, state and local laws and regulations. Such laws and regulations govern, among other matters, air emissions, waste water discharges, land use and reclamation and solid and hazardous waste management. Many of these laws and regulations are becoming increasingly stringent, and the cost of compliance with these requirements can be expected to increase over time. An on-going U.S. federal grand jury investigation regarding environmental matters at the Geismar Facility and certain other environmental matters that are the subject of investigation or litigation are discussed under the heading "Legal Proceedings".

     The Company believes that it is currently in material compliance with applicable environmental laws and regulations. The Company believes that it is well positioned to meet anticipated requirements under the applicable environmental laws and regulations. Although significant capital expenditures and operating costs have been incurred and will continue to be incurred on account of environmental laws and regulations, the Company does not believe, except as otherwise set out herein, that such environmental laws and regulations have had, or will have, a material adverse effect on its business. However, the Company cannot predict the impact of new or changed laws or regulations or permit requirements, including the matters discussed below, or changes in the ways that such laws and regulations are administered, interpreted, or enforced. The Company anticipates that its routine expenditures related to environmental regulatory matters in 2001 will not differ materially from the previous year.

     The Company and its facilities are also subject to various environmental statutes and programs focused on site reclamation and restoration and on investigation and, where necessary, remediation of contaminated properties. The Company's obligations and potential liabilities under these programs have been and can be expected to continue to be significant. The Company does not believe, except as set out herein, that such obligations and potential liabilities have had, or will have, a material adverse effect on its business. However, it is often difficult to estimate and predict the potential costs and liabilities associated with these programs and there is no guarantee that the Company will not in the future be identified as potentially responsible for additional costs under these programs, either as a result of changes in existing laws and regulations or as a result of the identification of additional matters or properties covered by these programs.

Environmental Expenditures

Reclamation and Restoration Costs

     Site restoration and reclamation costs have been accrued for various sites. At December 31, 2000, the Company had accrued the following amounts for site reclamation and restoration: $27.3 million for the Aurora Facility, $54.9 million for the White Springs Facility, $0.3 million for various idle sulfur facilities, $18.6 million for certain Florida Favorite Fertilizer facilities, and $4.2 million for the Cassidy Lake Facility. The idle sulfur facilities were part of the acquisition of Texasgulf and are undergoing dismantlement and environmental restoration efforts. The current portion of restoration and reclamation costs accrued in 2000 totalled $22.3 million. These amounts represent the Company's current estimate of potential site restoration and reclamation costs as last assessed in December 2000. The expenditures are generally incurred over an extended period of time.

     Annual environmental expenditures for reclamation and restoration during the year ended December 31, 2000 were $59.9 million. Of this amount, $55.2 million was charged to operations, $2.7 million was capitalized and $2.0 million was charged against accrued reclamation costs.

Capping of Byproduct Gypsum Stacks

     Production of phosphoric acid also produces gypsum, which is normally placed in above-ground storage areas called gypsum stacks. Various jurisdictions have established programs that require companies to reduce the potential environmental impacts associated with gypsum stacks. In Florida, these regulations require companies to "cap" the gypsum stacks in order to reduce seepage into groundwater when such stacks reach their design capacity (for the Company, in approximately 35 years), or after March 25, 2001 if groundwater standards are not being met. The Company has submitted documentation to the Florida Department of Environmental Protection ("FDEP") to demonstrate its compliance with this rule. The Company expects to be allowed to continue using the three gypsum stacks at the White Springs Facility for their remaining useful lives of approximately 35 years. At December 31, 2000, a balance of $35.4 million was included in accrued reclamation costs for this gypsum stack capping requirement. The obligations of White Springs regarding the gypsum stacks are guaranteed by PCS. In the event continued use of the stacks at White Springs were to be prohibited in the near term under these regulations, the prohibition would result in a closure/new stack cost currently estimated in excess of $100 million.

     The Company also has gypsum stacks at the Aurora Facility in North Carolina and the Geismar Facility in Louisiana. In North Carolina, on exhaustion of the mine's phosphate reserves, disposition of the remaining gypsum must comply with the laws in effect at that time. The inactive portions of the gypsum stacks at the Geismar Facility must be capped and have stormwater runoff collected. Under the current laws in North Carolina and Louisiana, the closure or decommissioning of the gypsum stacks at these two facilities is not expected to have a material adverse effect on the Company's business.

Other Environmental Costs

     The Company's operating expenses, other than reclamation and restoration and gypsum stack capping, relating to compliance with environmental laws and regulations governing ongoing operations were approximately $23.0 million for the year ended December 31, 2000 as compared to $20.2 million for the year ended December 31, 1999.

Capital Expenditures

     The Company routinely undertakes capital projects to improve pollution control facilities. In 2000, a total of approximately $11.7 million in capital expenditures (exclusive of capitalized reclamation expenditures) was spent to meet the Company's environmental control objectives as compared to $5.1 million in 1999. The Company expects that its capital requirements for environmental projects may increase in the future due to increasingly stringent environmental regulations arising from current and future requirements of law.

     With respect to air emissions, the Company anticipates that additional expenditures may be required to meet increasingly stringent U.S. federal and state regulatory and permit requirements, including existing and anticipated regulations under the U.S. federal Clean Air Act as amended in 1990. Both federal and state regulation of hazardous air pollutants are expected to require additional air emission control equipment and increased operating expenditures at some U.S. facilities. In particular, recent rules require specific new controls for hydrogen fluoride emissions in phosphoric acid production. Some states, including Louisiana, also regulate ammonia and nitric acid as hazardous air pollutants. Further, the U.S. Environmental Protection Agency ("EPA") has published new National Ambient Air Quality Standards for both ozone and particulate matter which are more stringent than existing standards and has issued a number of regulations establishing requirements to reduce nitrogen oxide (NOx) emissions. The Company continues to monitor developments in these various programs and to assess their potential impact on the Company's operations.

     The federal Clean Air Act operating permit program requires the addition of enhanced emissions monitoring equipment at some facilities, as well as the imposition of permit fees based upon facility air pollutant emissions. If the Company undertakes facility expansion at its U.S. plants, preconstruction air permits (under either the federal Prevention of Significant Deterioration or New Source Review programs) may need to be obtained for any such expansion of these facilities. Such permits would impose certain restrictions on air pollutant emissions from the expanded plants and compliance with those restrictions could require installation and use of additional pollution control devices.

Site Assessment and Remediation

     In addition to environmental regulation of its current operations, the Company also may incur costs and liabilities in connection with its and its predecessors' past and current waste disposal practices and ownership and operation of real property and facilities, as well as its mining activities. The U.S. federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") and other U.S. federal and state laws impose liability on, among others, past and present owners and operators of properties or facilities at which hazardous substances have been released into the environment and persons who arrange for disposal of hazardous substances that are released into the environment. Liability under these laws may be imposed jointly and severally and without regard to fault or the legality of the original actions, although such liability may be divided or allocated according to various equitable and other factors. In the course of its current and former operations, including those of divested and acquired businesses, the Company has generated, and with respect to its current operations, continues to generate wastes that could result in liability for the Company under these laws.

     The EPA is conducting an investigation into soil and groundwater contamination of a PCS Joint Venture blending facility located in Lakeland, Florida and certain adjoining property. In 1998, EPA notified the Company of potential liability under Section 107(a) of CERCLA. On October 21, 1999, PCS Joint Venture signed an Administrative Order on Consent with the EPA in which PCS Joint Venture agreed to conduct a Remedial Investigation and Feasibility Study ("RI/FS") for the Lakeland Facility and other area properties (the "Landia Site"). On October 13, 1999, PCS Joint Venture had submitted to the EPA Phase I of a work plan to conduct the RI/FS. Starting in September 1999, the EPA conducted additional investigations of environmental conditions at focused areas of the Landia Site. In February 2000, the EPA notified PCS Joint Venture and two other entities of the Agency's intent to undertake interim site response activities at specific areas of the Landia Site in the event the responsible parties were unable to make a timely commitment to conduct these site response activities pursuant to a proposed Administrative Order on Consent. On June 5, 2000, PCS Joint Venture and another entity entered into an Administrative Order on Consent pursuant to which they undertook certain of the interim response activities at the Landia Site. The interim response activities have been completed. No final determination has yet been made of the nature, timing, or cost of further remedial action that may be needed.

     FDEP is also conducting an investigation into soil and ground water contamination at the Landia Site. On April 8, 1997, FDEP filed a Complaint and Petition for Enforcement against PCS Joint Venture and others. The Company filed an Answer, Affirmative Defenses and Cross Claims on May 12, 1997. The matter has remained relatively inactive since the involvement of EPA in the site.

     In 1994, EPA and the Georgia Department of Natural Resources, Environmental Protection Division ("GEPD") separately wrote to PCS Joint Venture seeking certain environmental information regarding its Moultrie, Georgia location. Responses to both requests have been provided by PCS Joint Venture. Preliminary investigations have confirmed the presence of lead-contaminated soil at the site. The initial assessment is that this lead contamination is attributable to former operations at the site, the facilities of which were dismantled some time ago. However, a complete assessment of the site has not yet been completed, and the full nature and extent of the contamination cannot be quantified at this time. A proposed corrective action plan was filed in 1999 but no recommended course of action has yet been approved by GEPD.

     PCS Joint Venture is co-operating with regulatory authorities in their investigations of the Lakeland and Moultrie sites. It is also attempting to determine the number and location of other parties who may be liable for remediation of these sites. However, because site assessments are ongoing and because other parties may be liable for some or all costs of remediation, the ultimate liability of PCS Joint Venture has not yet been determined.

     The Company is also engaged in ongoing site assessment and/or remediation activities at a number of other facilities currently or previously owned or operated by the Company. In each instance, the Company is working with the appropriate regulatory authorities to address these sites. In addition, the Company has in the past received notices identifying it as a potentially responsible party with respect to certain sites that were never owned or operated by the Company. The Company has reviewed information pertinent to these sites and has responded to each of these notices. Based on current information about these various facilities and sites and other potentially responsible parties, the Company believes that the Company's future obligation with respect to these facilities and sites will not have a material adverse effect on the Company's financial condition or results of operation.

Permits and Regulatory Approvals

     Many of the Company's operations and facilities are required by federal, provincial, state and local environmental laws to obtain and operate in compliance with a range of permits and regulatory approvals. Such permits and approvals typically have to be renewed or reissued periodically. The Company may also become subject to new laws or regulations that require it to obtain new or additional permits or approvals. The Company believes that it is currently in material compliance with its existing permits and regulatory approvals. However, there can be no assurance that such permits or approvals will issue in the ordinary course. Further, the terms and conditions of future permits and approvals may be more stringent and may require increased expenditures on the part of the Company.

     A significant portion of the Company's phosphate reserves in Aurora, North Carolina is located in wetlands and, under the U.S. federal Clean Water Act, a permit must be obtained from the U.S. Army Corps of Engineers (the "Corps") before mining activity that will disturb the wetlands may occur. As part of the permit process for PCS Phosphate, the Corps issued a draft Environmental Impact Statement in January 1994 which was supplemented in May 1995. In 1997, PCS Phosphate received its required authorizations from the State of North Carolina and on August 14, 1997, the Corps issued a permit granting approval to mine certain areas described in the Environmental Impact Statement through 2017. The permit contains a section on wetlands mitigation approach and methods regarding wetland impacts associated with mining covered by the permit. The Company has acquired additional land adjacent to the Aurora Facility for mitigation purposes. In order to demonstrate the feasibility of such activities, as of December 31, 2000, the Company had created or restored 2,904 acres of wetlands.

     On May 6, 1999, the Southern Environmental Law Center ("SELC") and the Pamlico-Tar River Foundation ("PTRF") gave notice to the EPA and the Department of the Army of their intent to file a civil action under the citizens suit provisions of the Clean Water Act. To date, no such action has been filed. The notice letter asserts that the Corps failed to comply with certain provisions of the Clean Water Act when it issued a permit to PCS Phosphate in August 1997. The notice letter also requests revocation of the permit. PCS Phosphate believes that the permit was properly issued. PCS Phosphate intends to monitor the status of this matter and take any steps needed to protect its ability to continue the operations authorized by the permit.

     In addition to the wetlands permit from the Corps, the Company also needs additional authorizations from agencies of the State of North Carolina to continue its mining activities in North Carolina. The Company is required to have State mining permits that contain bonding and reclamation requirements. The Company has a State mining permit for the areas presently being mined by the Company that is effective through 2003, but this permit must be amended periodically to add additional acreage during this period. The Company also holds another mining permit from the State for the area of the property that contains the wetlands covered by the permit issued by the Corps. This State permit has been renewed until 2005.

     The gypsum stacks at the White Springs Facility will continue to be used and when closed will be covered or capped to the extent required under applicable regulations. The Florida Phosphogypsum Rule permits the use of existing gypsum stacks until they reach capacity, if groundwater standards are met as of and after March 25, 2001. Due to the curtailment of phosphoric acid production at the White Springs Facility, the Company will submit a request for the temporary deactivation of two of the three gypsum stacks. This request must be renewed annually as long as the gypsum stacks are temporarily inactive. If this request were not granted and the stacks remained inactive, then the closure and capping requirements for gypsum stacks would become applicable to these two stacks. See "Environmental Expenditures -- Capping of Byproduct Gypsum Stacks".

     Lands mined by White Springs after July 1, 1975 and unmined lands used in certain mining operations after July 1, 1984 are subject to mandatory reclamation requirements of the State of Florida. Wetlands must be reclaimed on an acre-for-acre basis under the rules of the FDEP unless otherwise provided in, or pursuant to, a Memorandum of Agreement ("MOA"), dated February 1, 1995, between OxyChem and FDEP (which agreement was later assigned to the Company). The MOA established alternate procedures for the Company to follow. The current practice of White Springs is to return most upland areas to commercial pine plantation, which is the predominant pre-operation land use. Reclaimed lands include uplands, wetlands and lakes.

     Land reclamation at White Springs is currently performed pursuant to federal, state, and local regulatory approvals granted in 1996 and 1997 to implement the 1995 MOA between OxyChem and FDEP. The MOA provides for mitigation of mining impacts in a portion of the mining area, particularly impacts to wetlands, to be done through funding of public acquisition of environmentally sensitive lands in the region. Land reclamation continues to be done on-site but is undertaken using the alternate standards of the MOA which do not require the on-site reclamation of wetlands and which allow for the construction of lands that are expected to be of greater future utility. The Company's contributions for the land acquisition program through 2000 totalled $5.2 million.

     White Springs has initiated a process for securing an additional federal permit and ancillary modifications of state and local regulatory approvals needed for continuation of mining operations beyond the expiration of its current federal permit in 2002. The process involves environmental studies of potential mining areas and evaluation of mine plan and reclamation alternatives. All affected regulatory authorities, various commenting agencies, and interested outside parties are participating in the process. Selection of mine plan and reclamation alternatives and the results of the environmental studies could result in changes to reclamation and mitigation practices with higher costs and changes to mining areas with reserve impacts. The magnitude of such cost impacts cannot be estimated until the studies and evaluations are completed. Failure to secure the required approvals for continuation of the mining operations under any reclamation or mitigation alternative would negatively affect reserves and costs.

Potash Decommissioning Regulations

     The environmental regulations of the Province of Saskatchewan require each potash mine to have decommissioning and reclamation (D&R) plans. Financial assurances for these plans must be established within one year following approval of these plans by the responsible provincial minister. Pursuant to the regulations, the Company filed D&R plans with the Minister of the Environment for Saskatchewan, in the spring of 1997. In February 1998, the Company was advised that, although the D&R plans were technically acceptable, the regulatory agency did not accept the schedule proposed to decommission the waste salt piles. Following further discussions between the provincial potash industry and the regulatory agency, the Company was advised in July 2000 that the D&R plans submitted in 1997 were accepted, provided that the plans are revised by 2005. A government-industry task force was established to produce mutually acceptable revisions of the plans which would incorporate a cost benefit analysis of the decommissioning options. The process of revising the D&R plans is continuing. Concurrently, a committee of industry and government financial experts is examining the financial instruments that could be used to provide financial assurance for the D&R plans in the interim period before 2005. A recommendation from this committee is expected in 2001. Because of the uncertainty regarding the final nature of the D&R plans, the timing of implementation and the structure of the financial assurance, the Company is unable, at this time, to accurately estimate the financial implications of the plans.

GOVERNMENT REGULATIONS

     In September 1987, legislation was adopted in Saskatchewan that authorized the government to control production at potash mines located in the Province of Saskatchewan. The legislation, which has not taken effect but which can be brought into effect by proclamation of the Cabinet of Saskatchewan, permits the Cabinet, and the Potash Resources Board which would be created under such legislation, to prescribe rates of potash production in Saskatchewan and to allocate production among individual mines. The Company cannot predict at this time if or when the legislation will be proclaimed or its impact on the Company's financial condition or results of operations.

                                  APPENDIX III

PART II.  Other Information

ITEM 1.  Legal Proceedings

Geismar Facility Investigation

     On May 11 and May 12, 1999, representatives of the EPA, Federal Bureau of Investigation, and other state and local agencies ("governmental agencies") executed a search warrant issued by the United States District Court for the Middle District of Louisiana on the Geismar Facility in connection with a grand jury investigation. In executing the search warrant, the governmental agencies seized documents and electronic media, performed environmental sampling, and interviewed Geismar Facility employees and contract employees. In addition, the governmental agencies have contacted current and former Geismar Facility and Company employees in connection with the investigation. The Company has also been served with grand jury subpoenas requesting documents and other information from the Geismar Facility and PCS Nitrogen's headquarters. In May 2001, the Company learned that the investigation is expected to continue and that targets of the investigation include the Company and certain current and former employees, including individuals with current and/or previous management responsibility for the Company's nitrogen operations. The Company is also conducting its own internal investigation. The Company cannot predict at this time what may result from the governments' investigation or whether any such result would have a material adverse effect on the Company.